                                                               Exhibit (c)(1)(G)

                            SELF CONTAINED COMPLETE
                         REAL ESTATE APPRAISAL REPORT



                               Long Lake Village
                          Manufactured Home Community
                              4750 Carefree Trail
               West Palm Beach, Palm Beach County, Florida 33415



                                 PREPARED FOR

                                Mr. Steve Waite
                              Windsor Corporation
                               6430 South Quebec
                           Englewood, Colorado 80111



                                     AS OF

                                  May 1, 2000



                                  PREPARED BY

                             WHITCOMB REAL ESTATE

                     [LETTERHEAD OF WHITCOMB REAL ESTATE]

May 19, 2000

Steve Waite
Windsor Corporation
6430 South Quebec
Englewood, Colorado 80111

RE:  Long Lake Village
     Manufactured Home Community
     4750 Carefree Trail
     West Palm Beach, Palm Beach County, Florida 33415

Dear Mr. Waite:

     At your request, we have inspected and appraised the above captioned property. We estimate the prospective market value of the property rights outlined herein, as of May 1, 2000, based on an exposure period of six months, to be:

                - THREE MILLION FIVE HUNDRED THOUSAND DOLLARS -

                                 ($3,500,000)

     Our value estimate applies to the land as physically constituted, to the improvements actually in existence and reflects prevailing trends in the local real estate market. We have made a careful inspection, study, and analysis of the property, and have considered all factors, which, in our opinion, would tend to influence the market value of the subject.

     This conclusion is premised on the Assumptions and Limiting Conditions as cited in our attached report, as well as the facts and circumstances as of the valuation date. This appraisal has been prepared in accordance with the "Uniform Standards of Professional Appraisal Practice" (USPAP) as published by the Appraisal Standard Board of the Appraisal Foundation and those specific conditions indicated in the engagement letter.

     This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan. The intended user of this report is Windsor Corporation.

     Our analysis has accounted for a management fee, adequate to ensure professional management of the property. We have also forecast maintenance expenditures to maintain the property in adequate repair in order to retain residents and achieve rental increases. Our analysis and opinions are contingent on adequate management and maintenance expenditures.

Steve Waite
May 19, 2000
Page Two

     Long Lake Village is an all age manufactured home community located on the east side of Haverhill Road, north of Forest Hill Boulevard in West Palm Beach, Palm Beach County, Florida. The property is located in the eastern portion of the county and was originally developed in 1987. We observed the property to be in good overall condition. There were no major items of deferred maintenance noted during the physical inspection of the premises.

     Long Lake Village consists of 134 manufactured home spaces, 16 apartments, a clubhouse, swimming pool and a playground. As of the date of inspection, 127 of the home sites and 13 of the apartments were occupied. The site rent rates range from $349.00 to $409.00 per site per month, averaging $385.53 and the apartment rates range from $600.00 to $700.00 per unit and average $646.88. These rents went into effective January 1, 2000, when an increase of $11.00 per manufactured home site took effect. The resulting average rent of $385.53 per manufactured home site and $646.88 per apartment has been used in the estimates of value. Due to the fact that all 150 units on the property contribute to the income and share the expenses, our income and expense analysis is based on the total of 150 units

     We appreciate this opportunity to be of service to you. If you have any questions, please do not hesitate to contact us.

Very truly yours,

WHITCOMB REAL ESTATE

/s/ John H. Whitcomb  JAG
John H. Whitcomb, MAI, CCIM
St. Cert. Gen. REA #0001234


/s/ William G. Trask  JAG
William G. Trask
St. Cert. Gen. REA #0002347

TABLE OF CONTENTS

Title                                                                     Page
Transmittal
Table Of Contents.......................................................   4

Introduction
Photographs Of Subject..................................................   6
Summary Of Facts And Conclusions........................................   8
Extent of Confirming, Collecting And Reporting Data.....................   9
Purpose And Function Of The Report......................................   9
Property Rights Appraised...............................................  10
Effective Date Of Value.................................................  10
Appraisal Definitions...................................................  10
Descriptive Section
Area Description........................................................  12
Neighborhood Description................................................  23
Manufactured Home Community Market Overview.............................  26
Land And Site Improvements..............................................  37
Improvement Description.................................................  39
Ownership And Property History..........................................  41
Occupancy...............................................................  41
Zoning And Other Land Use Controls......................................  42
Assessment And Taxes....................................................  42
Marketability And Exposure Period.......................................  44
Valuation Section
Highest And Best Use....................................................  47
Valuation Process.......................................................  52
Income Capitalization Approach..........................................  53
Sales Comparison Approach...............................................  69
Final Estimate Of Value.................................................  86
Certification...........................................................  87
Assumptions And Limiting Conditions.....................................  88

Addenda
Profiles Of Appraisers

                                 INTRODUCTION

                PHOTOGRAPHS OF THE SUBJECT (Taken May 15, 2000)                6



                   [PHOTO OF LONG LAKE VILLAGE APPEARS HERE]



                         Entrance to Long Lake Village





                  [PHOTO OF TYPICAL STREET VIEW APPEARS HERE]



                              Typical Street View

             PHOTOGRAPHS OF THE SUBJECT (Taken May 15, 2000)                   7





                    [PHOTO OF HAVERHILL ROAD APPEARS HERE]


                          Haverhill Road Facing North



                    [PHOTO OF HAVERHILL ROAD APPEARS HERE]


                          Haverhill Road Facing South

SUMMARY OF FACTS AND CONCLUSIONS
--------------------------------


Property Appraised:              Long Lake Village
-------------------
                                 Manufactured Home Community
                                 4750 Carefree Trail
                                 West Palm Beach, Palm Beach County, Florida

Property Rights Appraised:       Fee Simple Interest, subject to tenant leases
--------------------------

Land Area:                       19.40 acres
----------

Improvements:                    Existing 134 manufactured home spaces, 16
-------------
                                 apartments, a clubhouse, swimming pool and a playground.

Owner:                           Windsor Park Properties, 7 and Windsor Park
------
                                 Properties, 8.

Zoning:                          RM, Multiple Family Residential, Palm Beach
-------
                                 County

MSA/Census Tract:                8960 (West Palm Beach/Boca Raton MSA)/
-----------------
                                 004006 (Palm Beach County)

Highest and Best Use:
---------------------

     As Vacant:                  Hold for future development as predicated by
                                 market demand.

     As Improved:                The current use as a manufactured home
                                 community.

Market Value:                    Income Approach              $3,500,000
------------
                                 Sales Comparison Approach    $3,500,000

Final Estimate of Market Value:  $3,500,000
-------------------------------

Date of Appraisal:               May 1, 2000
------------------

Date of Inspection:              May 15, 2000
-------------------

EXTENT OF CONFIRMING, COLLECTING AND REPORTING DATA
---------------------------------------------------

     William G. Trask inspected the property on May 15, 2000. The property's physical data is based on information provided by the owner, confirmed by physical inspection of the premises and information obtained from the Palm Beach County Property Appraiser's office.

     Information regarding the subject's land use plan designation and zoning are based on discussions with representatives of Palm Beach County, Florida. We have analyzed the property with regard to its Highest and Best Use, as if the land was vacant and available for development and as it has been currently improved.

     We have employed only the Income Capitalization and Sales Comparison Approaches in our estimate of the market value of the property. The Cost Approach has not been used in this valuation, due to the subjectivity of entrepreneurial profit estimates. Recent data for the Income Capitalization and Sales Comparison Approaches has been generated from local real estate brokers, investors (local and nationally), owners, managers, and from our inspection of the supporting rental neighborhood. All of the market data has been confirmed with buyers, sellers, or other real estate professionals involved with or knowledgeable of the transaction.

PURPOSE AND FUNCTION OF THE APPRAISAL
-------------------------------------

     The purpose of the appraisal is to express our opinion of the "As Is" market value of the fee simple interest, subject to existing leases, of the real estate as of May 1, 2000.

     Rental rates and increases are governed by the community's prospectus, filed with the Florida Department of Business and Professional Regulation, until a unit is removed from the community. At that time, a new prospectus can be supplied to the tenant. The prospectus for Long Lake Village was assigned the identification number 5002698P.

     We have surveyed the local market rents, but emphasis has been appropriately given to the prospectus, in the forecast of rental levels at the subject.

     The information, opinions, and conclusions contained in this report have been prepared as a basis for loan underwriting.

PROPERTY RIGHTS APPRAISED
-------------------------

     The real estate interest appraised is that of ownership in fee simple interest, subject to existing tenant leases, and the property is appraised as if free and clear of mortgages, liens, servitudes and encumbrances, except those noted in the body of this appraisal.

EFFECTIVE DATE OF VALUE
-----------------------

     The effective date of our value is May 1, 2000.

APPRAISAL DEFINITIONS
---------------------

     Market Value is defined as: The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus.

     Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     .    Buyer and Seller are typically motivated;

     . Both parties are well informed or well advised, and each acting in what he considers his own best interest;

     .    A reasonable time is allowed for exposure in the open market;

     . Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

     . The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale./1/

     Fee Simple Interest is defined as: The absolute ownership unencumbered by any other interest or estate subject only to the four powers of government./2/




_______________________

/1/  The Office of the Comptroller of Currency, 12 CFR 564.2(f).
/2/ The Dictionary of Real Estate Appraisal, Third Edition, Appraisal Institute, 1993.

                              DESCRIPTIVE SECTION

AREA DESCRIPTION
----------------

Introduction
------------

     The economic vitality of the surrounding area and the immediate neighborhood encompassing the subject property is an important consideration in estimating demand and future cash flow potential of a particular property. The area analysis usually focuses on the social, economic, governmental and environmental forces that affect real estate.

     The first step in estimating the highest and best use of the subject property is an examination of the social, economic, governmental and environmental forces affecting property values in the Palm Beach County area. In the following discussion, we have attempted to present sufficient data to inform readers unfamiliar with the state of Florida, West Palm Beach, Palm Beach County and the Palm Beach Metropolitan Area and its environs.

     The subject is located in the State of Florida, nicknamed the Sunshine State. Florida has a strong economic base consisting of tourism, real estate, construction, manufacturing, finance, defense contracting and insurance.

Florida
-------

     The population of Florida has grown rapidly in recent decades. In 1950, Florida was the twentieth largest state in the nation with a population approaching 3 million. By 1990, Florida had become the fourth largest state in the nation with a population of nearly 13 million. This growth saw dramatic changes in the demographic composition of the population, brought about by a higher population age, a lower minority population and increased per capita wealth. As shown in the following table, the population growth was explosive during the 1970's and 1980's, slowing in the early 1990's. This trend is expected to continue in the future as shown by the 2004 and 2009 projections.

                   Florida Population Growth and Projections

                    ======================================
                       Year     Population      Percent
                                                Change
                    --------------------------------------
                       1970      6,790,929      N/A
                    --------------------------------------
                       1980      9,746,324      43.5%
                    --------------------------------------
                       1990     12,937,926      32.7%
                    --------------------------------------
                       1999*    15,167,025      17.2%
                    --------------------------------------
                       2004*    16,416,782       8.2%
                    --------------------------------------
                       2009*    17,648,165       7.5%
                    ======================================
                    United States Census Bureau.
                    *Florida Trend 2000 Economic Yearbook, April 2000.

Area Description                                                             13

     The slower rate of future population growth will be partially attributable to more stringent growth management policies. Growth management legislation will curtail the demand for developable properties, which will restrict the supply of a given population. The result should be more modest returns on real estate investments with investors having to develop feasible projects in areas where sufficient demand exists.

     The dynamic complexities in the demographic composition had a significant impact on the Florida real estate market through increased demand for housing and the corresponding commercial development that usually follows. Until the recessionary period of the early nineties and the financial institution collapse, Florida was one of the most heavily invested states in the nation for speculative real estate development.

Geography
---------

     The subject property is located within southeastern Florida in Palm Beach County. Martin County borders the county to the north, Broward County to the south, Hendry and Glades Counties and Lake Okeechobee to the west and the Atlantic Ocean to the east. The County has approximately 45 miles of coastline. West Palm Beach is the county seat and the approximate geographic center of coastal Palm Beach County. The county is located approximately 250 miles south/southeast of Jacksonville, and 50 miles north of Miami and 150 miles southeast of Orlando.

     It is one of the largest counties in the United States and the second largest in Florida. Palm Beach County contains a total of 2,387 square miles including 412 square miles of water area. The county measures roughly 53 miles east-to-west and 45 miles north-to-south. The average elevation is 15 feet above sea level, and its terrain is basically sandy flatlands, with occasional sloping coastal ridges. The climate is subtropical, with an average temperature of 74.5 Fahrenheit. Prevailing winds are out of the east/southeast, and average annual rainfall is 69.79 inches. The area is known for its mild winters, which result from the close proximity to the warm Gulf Stream currents of the Atlantic Ocean. Palm Beach County's climate is a major factor in the area's growth pattern.

Population
----------

     The Bureau of Economic and Business Research from the University of Florida estimated the county's 1990 population at 863,503, an increase of approximately 50% over the 1980 figure. This rate of growth ranked the County as the sixth fastest growing metropolitan area in the United States and second fastest in the state. The average growth rate for Palm Beach County has been 5% to 6% per year over the past 20 years. The 1998 population was 1,020,521, an 18.2% increase from 1990. The County now ranks as the 49th largest Metropolitan Statistical Area in the nation, up from 58th in 1980. Palm Beach County is the third most populated county in the state.

Area Description                                                             14

     Of the Metropolitan Statistical Areas that ranked above Palm Beach County in percentage rate of growth over the same period, all were in Florida, and all had less than half the population of Palm Beach County. The County had the highest 10-year growth rate in the United States for metropolitan areas having more than 800,000 residents through 1990.

     The largest municipalities in the county in population are as follows:

   ==================================================================
      Municipality         1990 Census       1998            % Change
                                           Estimate
   West Palm Beach           67,764           80,901           19.4%
   ------------------------------------------------------------------
   Boca Raton                61,486           68,850           12.0%
   ------------------------------------------------------------------
   Boynton Beach             46,284           53,635           15.9%
   ------------------------------------------------------------------
   Delray Beach              47,184           53,471           13.3%
   ------------------------------------------------------------------
   Palm Beach Gardens        22,990           33,824           47.1%
   ------------------------------------------------------------------
   Jupiter                   24,907           31,419           26.1%
   ==================================================================

     Historically, the concentration of population has been in and around the City of West Palm Beach. However, recent growth and trends have added significantly to the population of northern Palm Beach County. The largest incorporated municipalities in northern Palm Beach County are Riviera Beach, North Palm Beach, Palm Beach Gardens, and Jupiter. As shown, Palm Beach Gardens is the fastest growing municipality within Palm Beach County.

     Municipalities in the central part of the county include Greenacres City (24,813) and Lake Worth (30,424). The central county area has experienced a lower degree of population growth relative to other areas. Many of these municipalities have annexed and included in their future comprehensive plans unincorporated lands surrounding their boundaries. The Town of Belle Glade, with a 1998 population of 16,717, is the principal municipality in the Glades (western) agricultural area along the south and southeast shore of Lake Okeechobee.

     The south county area has experienced growth in and around Boca Raton, Boynton Beach and Delray Beach. Boca Raton is the dominant municipality in the southern portion of the county. The 1990 Census indicated a population of 61,486 and the 1998 estimate of 68,850.

     While little room for further growth remains along the coastal sections, significant westward sprawl has occurred over the last 10 years. This expansion is evidenced by the rapidly growing communities of Wellington and Royal Palm Beach in the central portion of the county.

     Northern retirees and people nearing retirement are a major force of Palm Beach County's

Area Description                                                             15

population growth. However, the Chamber of Commerce of the Palm Beaches indicates that the 20-39 year old age group is the fastest growing sector. Much of this growth is due to the large increase in job opportunities in Palm Beach County. In-migration by retirees from New England, New York and the Mid-Atlantic States has slowed during the past seven years. This is a result of a slowdown in the respective real estate markets and, in many cases, to reductions in the value of single all age homes. This affects the ability of retirees to transfer equity capital to traditional retirement centers like those in Florida.

     The following table shows the percentage of population distribution by age group estimated as of July 1998, the latest date for which these figures are available.

                         =============================
                           Age Group        Percent
                         -----------------------------
                              0-14              17.6%
                         -----------------------------
                             15-24               9.6%
                         -----------------------------
                             25-44              26.9%
                         -----------------------------
                             45-64              22.3%
                         -----------------------------
                              65+               23.6%
                         =============================

                      Source:  Population Projections, Bureau of Economic
                               ----------------------
                        and Business Research, University of Florida.

     The University of Florida, Bureau of Economic and Business Research projects a population of approximately 1,155,267 in 2005. Population grew at a 5.6% annual rate during the 1980's, which was substantially higher than previous growth experience. Growth in the current decade is projected to be slower, approximately 3% annually. These projections parallel the experience of Dade and Broward Counties, to the south, where growth rates have declined after rapid population gains.

     Many of the new residents are fleeing the congestion and social problems that followed rapid growth in Dade and Broward Counties. Hurricane Andrew slowed the growth in Dade County and possibly has affected population growth in Palm Beach County. Palm Beach County and its municipalities are attempting to learn from the experience of Dade and Broward by enacting restrictive land use codes and creating development impact laws. While the county will continue to attract new population growth, this restrictive legislation will have a major effect on future growth patterns. A number of analysts also predict a significant slowing in population growth as a result of the slow economic growth.

Economy
-------

     Agriculture, tourism, health care, manufacturing, construction and in-migration of retired

Area Description                                                             16

persons drive Palm Beach County's economy. An increase in growth in employment for Palm Beach County is projected after more than 3 years of predominantly negative economic headlines. The rate of growth for the new jobs measure the momentum of the labor market, and in Palm Beach County the annualized rate of growth has begun to improve somewhat from its lows of 2.0% in August 1991. Services, followed by trade dominate the local economy as shown in the following table.

                    Nonagricultural Employment By Industry

    ==========================================================================
    Industry                                      Percentage        Employment
    --------------------------------------------------------------------------
    Services                                           39.1%           179,704
    --------------------------------------------------------------------------
    Trade                                              25.9%           119,036
    --------------------------------------------------------------------------
    Government                                         12.0%            55,152
    --------------------------------------------------------------------------
    Finance, Insurance, Real Estate                     6.8%            31,253
    --------------------------------------------------------------------------
    Manufacturing                                       6.7%            30,793
    --------------------------------------------------------------------------
    Construction                                        5.5%            25,278
    --------------------------------------------------------------------------
    Transportation, Communications, Utilities           3.6%            16,546
    ==========================================================================


     The average annual rate of job growth for Palm Beach County between 1997 and 1998 was 2.8%, slightly higher than the entire state's figure of 2.5% for the same period. Job growth remains steady, with Palm Beach County adding 12,200 jobs between 1997 and 1998. Local leaders have begun to initiate a national marketing campaign to attract new manufacturing jobs. The following charts show the current employment leaders.

Area Description                                                             17

    ================================================================
                     TOP NON-MANUFACTURING EMPLOYERS
    ----------------------------------------------------------------
               Name of Company                       Employees
    ----------------------------------------------------------------
    School Board of Palm Beach County                       16,800
    ----------------------------------------------------------------
    Palm Beach County                                        9,000
    ----------------------------------------------------------------
    Columbia Palm Beach Healthcare Systems                   4,000
    ----------------------------------------------------------------
    Intracoastal Health Systems                              3,200
    ----------------------------------------------------------------
    Florida Power & Light                                    2,300
    ----------------------------------------------------------------
    Boca Raton Community Hospital                            2,000
    ----------------------------------------------------------------
    Boca Raton Resort & Club                                 1,850
    ----------------------------------------------------------------
    Bethesda Memorial Hospital                               1,600
    ================================================================



          ===================================================
                 TOP 5 DURABLE MANUFACTURING EMPLOYERS
          ---------------------------------------------------
                  NAME OF COMPANY                   EMPLOYEES
          ---------------------------------------------------
          United Technologies - Pratt & Whitney         5,100
          ---------------------------------------------------
          Motorola, Inc.                                3,200
          ---------------------------------------------------
          Flo Sun, Inc.                                 2,500
          ---------------------------------------------------
          Talisman Sugar Corp.                          1,400
          ---------------------------------------------------
          Palm Beach Newspapers, Inc.                   1,400
          ===================================================

     Unemployment in Palm Beach County for 1998 was 6.6%. This compares to a non-seasonally adjusted unemployment rate for Florida of 5.5% and a rate of 4.5% for the nation. According to the Department of Labor and Employment Security, the total labor force for the West Palm Beach-Boca Raton MSA was 492,736 in 1998.

     The University of Florida, Bureau of Economic Business Research, estimated Palm Beach County's 1998 per capita income at $35,690 as compared to $35,163 in 1997, an increase of 1.5%. According to The Florida Outlook, the county's 1998
                                        -------------------
per capita income level exceeded the state's level.

Area Description                                                             18

     Construction has been a primary factor in the county's growth, however, local governments have sought to attract clean, light industrial businesses to the area. This is an area of economic expansion that was long neglected while many other localities have attracted manufacturing and light industrial concerns with success. Significant gains have been made, with the addition of numerous electronics firms, in particular. Most of these additions have been in the Boca Raton area, but these have largely been offset by job losses at IBM.

Tourism
-------

     Tourism is considered to be the county's top industry employing an estimated 41,738. The fame of Palm Beach County as a vacation area began in 1894, when Henry Morrison Flagler extended his railroad to Palm Beach and opened up the Royal Poinciana Hotel. According to the County's Tourist Development Council, approximately 3,600,000 tourists visited Palm Beach County in 1992-1993, spending approximately $1.5 billion. Only half of the people visiting Palm Beach County reside in commercial lodging. Taking the other half who stay with relatives and friends into account, the Palm Beach County Tourism Board estimates that close to $1.5 billion is spent in the county each year by tourists. These tourist dollars are estimated to generate over 10% of the revenues received by Palm Beach County municipalities. The vacation areas include the entire coastal area and many other locations throughout the county.

Transportation
--------------

     Private automobile use is the predominant means of transportation in Palm Beach County. Major highways form a grid system across the County. Florida's Turnpike, Interstate 95, State Road A-1-A, U.S. Highway 441, and U.S. Highway 1 are the major north/south roads in the county, all providing access to locations beyond the local area. A portion of Interstate 95 between Yamato Road and Linton Boulevard in the southern part of the county has recently been widened.

     Florida's Turnpike runs parallel and to the west of Interstate 95 and provides north/south access to points west of the immediate coastal areas. The completion of I-95 in 1987 reduced the traffic that utilized the stretch of the Turnpike between Palm Beach Gardens and Fort Pierce. A $400 million project to widen Interstate 95 through Palm Beach County is underway. Interstate 95 is now eight lanes south of Linton Boulevard in Delray Beach. The Turnpike provides high speed access to points between Orlando and Homestead, with Palm Beach County interchanges in Jupiter, Palm Beach Gardens, West Palm Beach, Lake Worth, Boynton Beach, Delray Beach, and Boca Raton. A second West Palm Beach interchange is proposed at 45th Street.

     Several east/west thoroughfares connect the coastal area to the western portions of the county, yet no east/west limited access roads or expressways exist. State Road 80 is the primary traffic artery linking the coastal cities with the Glades area in western Palm Beach County as well as the West Coast of Florida. This major east/west artery has recently been widened to 4 lanes from West Palm Beach to Belle Glade. Many of these east/west roads have been widened in

Area Description                                                             19

recent years with Okeechobee Boulevard currently being expanded in the central county area.

     Two systems, the Florida East Coast and the CSX Railroads handle rail freight traffic. Passenger service is available via Amtrak from Miami north to Orlando and Jacksonville, and the remainder of Amtrak's USA rail network. Palm Beach County acquired the old CSX rail station storage site on the south side of Banyan Road, just west of the railroad tracks in West Palm Beach. The county plans to transform this site into a transportation hub. The train station was restored to its 1920's Spanish revival style in 1991.

     Tri-Rail, South Florida's commuter rail system, began service in January 1989. The system runs between West Palm Beach and northern Dade County, where commuters can connect to Dade County's Metrorail. Each County along the route provides free bus service between each of the fifteen stops to various employment and shopping districts. The Tri-Rail system was designed as an alternative to Interstate 95 during its widening project and beyond. The County operates limited public bus transportation.

     The Palm Beach International Airport serves the commercial aviation needs of the county and offers 30 different airlines, including U.S. carriers, nonscheduled airlines, and international airlines. In 1993, 5,083,844 passengers used the airport facilities, up from 5,077,573 passengers in 1991. The 1996 estimate was 6,485,258. The airport is self-revenue generating and does not rely on county tax dollars.

     The new North County General Aviation Airport opened in April 1994, at a cost of $30,000,000. It is located on State Road 710 at the terminus of PGA Boulevard, west of Palm Beach Gardens. This 1,800-acre site will service both the general and corporate aviation communities, with a low density easy access airport. The southern part of the county is served by Boca Raton airport, which was recently upgraded and expanded. This facility is capable of handling the largest corporate jets.

     Deep-water access to the Atlantic Ocean is provided via the Lake Worth Inlet adjacent to the Port of Palm Beach in Riviera Beach. With 69 acres of prime land and 25 berths to accommodate ships, the Port is an alternative means of transportation and can serve a variety of needs. The Port is used primarily to transport cement, sugar products and fuel oil. Cruise ship traffic to the Bahama Islands is also significant to the Port operation. In addition, the port is home to Palm Beach County's foreign trade zone. There are currently two cruise ships operating out of the Port of Palm Beach. Cruise lines make up 17% of the Port's revenue or roughly $800,000. The Port, an independent taxing district, employs roughly 35,000 people in Palm Beach County.

     Medical facilities are adequate throughout the county, with special units being added at many hospital facilities. The Jupiter Hospital recently expanded its outpatient cancer center. JFK Hospital in Atlantis opened a new Heart Institute and Cardiac Rehabilitation Center in 1987. Bethesda Hospital in Boynton Beach expanded its Ambulatory Care Unit and Neonatal Care Unit

Area Description                                                             20

in 1988. On July 1, 1992, St. Mary's Hospital, in West Palm Beach, and Delray Community Hospital in Delray Beach officially opened their new Trauma Center facilities.

     Other major hospitals include Good Samaritan in West Palm Beach, Palm Beach Gardens Medical Center in Palm Beach Gardens, Palm Beach Regional Hospital in Lake Worth, and the Boca Raton Community Hospital. Four newer facilities in the central and southern portion of Palm Beach County are the Wellington Regional Medical Center, the Palms West Hospital, the 40 acre medical Center at Delray and the 170-bed West Boca medical Center. Also, the Veteran's Administration has recently completed a 400-bed hospital and 120-bed nursing home in Riviera Beach. This 10 story, $159 million facility employs approximately 1,600.

     Palm Beach County is internationally known as a golfing center. The county has the second highest number of golf courses per capita in the country and at the current rate will soon surpass Los Angeles County, California.

     The Palm Beach County school system provides education through the Junior College level. Enrollment in the county's school system in 1997 was 144,000. Upper level college curriculum is available at Florida Atlantic University, and other small private institutions. F.A.U. is a state institution located in Boca Raton, with a campus in West Palm Beach.

Concurrency
-----------

     The concept of concurrency is the result of the 1975 Local Comprehensive Planning Act. The Florida Statutes require local governments to maintain adopted level of standards for roads, stormwater drainage, water, wastewater, solid waste, and parks; and for localities with a population in excess of 50,000, a mass transit element is required. If the capacity for each and all of the above services and/or facilities is not available, a development permit cannot be issued.

     At present, concurrency requires developers to agree to provide necessary infrastructure before new developments are approved. However, in some areas, moratoriums on new development are being implemented to allow government staff sufficient time to study the affects of further growth and to develop plans, both on-site and off will likely result in a protracted approval processes, and ultimately entail more costs to the private sector.

     Any proposed large development that will have impacts on traffic, noise, air quality, etc. that go beyond the immediate vicinity, must go through Development of Regional Impact (DRI) a Regional Planning Council. The Council studies the proposed development and its potential impacts, then makes recommendations to the appropriate local governmental entity regarding whether the development should be approved and what, if any, constraints or mitigation requirements should be imposed to minimize adverse regional impacts.

Conclusion
----------

Area Description                                                             21

     The real estate market in Palm Beach County is strong. The growth demands on the county are very evident in light of past trends and the projections for further population increases. The desirability of south Florida's climate and the continuing trend toward retirement in the area will continue to produce populations which will stress the road systems and services required for the growing population. The county is expected to be among the highest in absolute population growth in the state for the next four years.

     The economic base of the area will broaden due to commitments to attract clean, light industrial users. Additionally, the expanding population will require more supporting commercial, service and industrial development throughout the area.

     The future outlook for economic development is positive; however, a decline in the quality of life for current residents is possible due to congestion, over population and strains on services. Concurrency is a major concern for Palm Beach County's future growth within the state's growth management policies. Concurrency is the requirement that adequate infrastructure be available to serve new development. Eight types of infrastructure are affected, including: traffic, potable water, sewer, drainage, solid waste, recreation and open space, mass transit and fire rescue. In the long run, this growth policy may prove beneficial to both property values and the quality of life in the county as approval of future development becomes more difficult.

     Property values, rents, and interest rates have risen in recent years as the economy has recovered from the overbuilding of the late 1980' and early 1990's. Supply of manufactured housing lots has been static for several years and no new communities are likely due to restrictive development regulations.

                            [AREA MAP APPEARS HERE]

NEIGHBORHOOD DESCRIPTION
------------------------


     A neighborhood is defined as a portion of a larger community, or an entire community, containing a homogeneous group of inhabitants, buildings, or business enterprises.

Location and Boundaries
-----------------------

     The subject property is located on the east side of Haverhill Road, north of Forest Hill Boulevard in an unincorporated area of Palm Beach County. The neighborhood is generally bounded by Southern Boulevard to the north, Florida's Turnpike to the west, 10th Avenue to the south and Military Trail to the east. The center of the neighborhood is approximately 2 miles southwest of the Palm Beach International Airport. Large portions of the neighborhood are within the incorporated area of Greenacres City.

     Land uses generally consist of commercial development along the major thoroughfares with residential backup. The neighborhood is approximately 80% built-up with new development occurring west of the subject property. Large tracts of vacant land are scarce in the neighborhood and the new development consists of infill development. However, a notable new 1,649-acre mixed-use development consisting of 500,000 square feet of retail space, an assisted living complex, 600 apartments and 3,811 homes is planned for the southeast quadrant of U. S. Highway 441 and Forest Hill Boulevard. The developer says it would have to widen Forest Hill Boulevard through Wellington to six lanes, which has created some controversy due to traffic congestion. The site is less than six miles west-southwest of the subject property.

Access
------

     Access to the subject property is via Haverhill Road. Haverhill Road is a four lane, divided thoroughfare that bisects the neighborhood in an north/south direction. The subject is located on the east side of Haverhill Road north of Forest Hill Boulevard, which bisects the neighborhood in an east/west direction. Access to Interstate 95 is available within three miles east of the subject property via Forest Hill Boulevard. Access to the Florida Turnpike is available within three miles southwest of the subject property, at Lake Worth Road. Overall, access to the subject property is considered good.

Housing
-------

     While the subject competes with all forms of housing to a certain degree, the closest competition is other manufactured housing communities. Our surveys of residents indicate that a sense of community is the primary reason that people choose to reside in a manufactured housing community. There is also a sense of security, as residents pay close attention to comings and goings in the community. While the subject is not the least expensive form of housing in the neighborhood, it is also not the most expensive.

Neighborhood Description                                                     24

Summary and Conclusion
----------------------

     The subject property's location in regard to the local amenities in the form of shopping, recreational and activity centers is considered excellent. The infrastructure is in-place in the neighborhood and concurrency is not an issue in development. General real estate values have been rising over the last three to four year period, although construction has been continuing at a moderate pace, on properties purchased during that period.

     Future infill development in the neighborhood is expected to be at a much slower pace, due primarily to the lack of prime available land in the neighborhood, and the advanced degree of existing development. The subject property will benefit from its excellent location and the westward trend of development.

                        [NEIGHBORHOOD MAP APPEARS HERE]

MANUFACTURED HOME COMMUNITY MARKET OVERVIEW
-------------------------------------------

     The manufactured home industry in the State of Florida has prospered and matured, over the past twenty years, as a direct result of the advancements in manufactured home construction techniques and the continued ability of producers and dealers to make manufactured homes a relatively inexpensive housing alternative. Over this period the industry has progressed from it's original "trailer park" image, to the "mobile home park" and, finally, to its present status as "a manufactured home community." This most recent status is only appropriate, as most manufactured homes are typically moved only once during their economic lifetime; from the manufacturer or dealer's lot to the home site.

     According to the 1990 U. S. Census, 1,290,000 people occupied 762,855 manufactured homes in the State of Florida. These totals were the highest in the United States with only Texas and California having manufactured home
populations that exceed one million.   The measure of the significance of the
manufactured home in the state is evidenced by the fact that nearly 12.5% of all housing units in the state were manufactured homes, as of 1990. The table below lists the top five counties in the state, the number of manufactured homes and the percentage of the state total of manufactured homes.


                    ============================================
                            Manufactured Home Communities
                             Top Five Counties In Florida
                    ============================================

                       County              No. Of     Pct. Total
                                            Homes       Housing
                    --------------------------------------------

                    Pinellas               52,207         6.84%
                    --------------------------------------------

                    Polk                   51,768         6.79%
                    --------------------------------------------

                    Hillsborough           42,314         5.55%
                    --------------------------------------------

                    Pasco                  40,391         5.29%
                    --------------------------------------------

                    Lake                   26,935         3.53%
                    --------------------------------------------

                    Florida               762,855       100.00%
                    ============================================
                    Source: 1990 U.S. Census

     The top five counties in Florida for new manufactured home sales during 1998 were Marion (2,120), Leon (1,737), Polk (1,374), Hillsborough (1,184) and
Columbia (1,129). Marion and Columbia Counties are located in the north central portion of the state, Polk and Hillsborough are adjacent counties in the Tampa Bay area and Leon County is located in the panhandle.

     As shown in the following table, new sales in the state have decreased over 40% since

Manufactured Housing Community Market Overview                                27

1985, again due principally to restriction imposed by government regulations as well as difficult economic times. The 1997 and 1998 statewide figures show an upward trend, with significant increases over the 1991 sales.

                      1983 to 1998 Manufactured Home Sales

               =================================================
                                                      PALM BEACH
               YEAR                  FLORIDA            COUNTY
               -------------------------------------------------

               1983                   29,248             490
               -------------------------------------------------

               1984                   29,448             434
               -------------------------------------------------

               1985                   30,026             428
               -------------------------------------------------

               1986                   27,233             300
               -------------------------------------------------

               1987                   25,446             184
               -------------------------------------------------

               1988                   23,315              74
               -------------------------------------------------

               1989                   21,821              55
               -------------------------------------------------

               1990                   17,483              49
               -------------------------------------------------

               1991                   12,572              23
               -------------------------------------------------

               1992                   14,172              16
               -------------------------------------------------

               1993                   15,964              37
               -------------------------------------------------

               1994                   17,067             114
               -------------------------------------------------

               1995                   16,199              71
               -------------------------------------------------

               1996                   15,905              67
               -------------------------------------------------

               1997                   18,242             106
               -------------------------------------------------

               1998                   19,035             177
               =================================================
               Source: Florida Manufactured Housing Association,
               Statistical Package, 1998.

     Although recent trends indicate sales of manufactured homes to be far below the peak of the mid eighties, demand within good quality manufactured housing communities is still strong according to recent publications. Palm Beach County, as shown, has occupied a very small share of the manufactured housing market in the state of Florida, a trend which appears to be continuing.

     The rapid growth in Florida during the 1960's and 1970's outstripped the ability of county

Manufactured Housing Community Market Overview                                28

and municipal governments to provide adequate infrastructure improvements. This precipitated state legislation mandating that each county submit an acceptable Comprehensive Plan. As previously discussed in the Area Description section of this report, the concept of Concurrency required all municipalities with zoning jurisdiction to adjust their zoning codes and reach "substantial conformance" to county-wide land use plan. Many municipal planners were forced to scale back the total developable inventory in their communities, resulting in decreased projections of future municipal revenues from property taxes. Manufactured housing communities were viewed as a poor developmental alternative in many municipalities since they produce less property tax for the municipality while creating about the same infrastructure burden. While many counties have instituted a moratorium on the development of new manufactured housing communities, others have imposed severe limitations on the development of manufactured housing communities, typically found in the form of restrictive impact fees (or transportation fees). It was noted that approved communities have been allowed to develop to capacity.

     Based on our conversations with Palm Beach County officials, it is readily apparent that it has become increasingly more difficult to rezone sites to manufactured home use, with governmental restrictions and increasing impact fees, much of the developer's profit has been taken away. When coupled with infrastructure costs dictated by concurrency, the cost of development can increase to a point that makes the development of a manufactured home community financially unfeasible. Hence, there is limited inventory and future supply will be limited.

     Additionally, our survey of the smaller municipalities has indicated that additional fees are incurred for community development and are generally based on the community's capacity. These fees vary among the individual municipalities. The overall effect has been the decline in the development of new manufactured housing communities in recent years. The difficult economic times of the early 1990's and the lack of land for development have been contributing factors to the inhibited growth in the state.

     In the early 1980's, lot rental rates in most quality communities increased 100% or more, while vacancies, at that time, were negligible. Spiraling rent increases and the lack of a viable alternative for manufactured home owners had resulted in problems in many communities in the form of rent strikes, picket lines, and a high percentage of homes made available for resale.

     An additional restriction, which has greatly impacted the operation of manufactured housing communities, was the 1984 Florida Mobile Home Act. This Act established the Bureau of Mobile Homes of the Department of Business and Professional Regulation and further, set out a list of requirements for community owners and residents under Chapter 723 of the Florida Statutes.

     The law requires manufactured home community owners to file a prospectus with the Bureau of Mobile Homes fully describing the community and its rental agreements and further

Manufactured Housing Community Market Overview                                29

requires owners to distribute the prospectus to all community residents. In addition, rental rates must pass the test of being reasonable. The code states:/3/

     1. For the purpose of this section, a lot rental amount that is in excess of market rent shall be considered unreasonable.

     2. Market rent means that rent which would result from market forces absent an unequal bargaining position between mobile home park owners and mobile home owners.

     3. In determining market rent, the court may consider rents charged by comparable mobile home parks in its competitive area. To be comparable, a mobile home park must offer similar facilities, services, amenities, and management.

     4. In determining whether a rent increase or resulting lot rental amount is unreasonable, the court may consider economic or other factors, but not limited to, increases or decreases in the consumer price index, published by the Bureau of Labor Statistics of the Department of Labor, increases or decreases in operating costs or taxes and prior disclosures.

     5. An arbitrator or mediator under sections 723.037, 723.038 and 723.0381 shall employ the same standards as set forth in this section.

     The statute established procedures that the community owner must follow in order to affect rental rate increases and, perhaps most importantly, requires that a community owner who wishes to sell his community must first offer it (at the owner's price and terms) to the community's homeowners association.

     Current HUD wind standards are more stringent for manufactured housing than they are for conventional site built housing. These wind standards were created in response to Hurricane Andrew. Additionally, many insurance companies are hesitant to write business interruption coverage for manufactured housing communities in coastal Florida. However, business interruption insurance only covers losses sustained until all debris is cleared away and the community is again fit for occupancy, the point when the insurance coverage ends. Therefore, the insurance coverage is available for a typically short period of time. These changes do not appear to have had a major effect on the demand for manufactured homes, as market demand has actually strengthened. It is apparent that the market reception for manufactured homes is as a continued source of quality and affordable housing.

___________________
/3/ History: Section 1, Chapters 84-90 and Section 9, Chapters 90-198.

Manufactured Housing Community Market Overview                                30

Rental Rates and Occupancy
--------------------------

     There is a wide range of rates in the marketplace, based on the project and the amenities offered. Generally speaking, a standard (non corner/no view amenity) pad ranges between $335.00 per month to $382.00 per month. Premiums are also attached to pads with a corner or view amenity, and these can run as high as $100 per month above the standard pad pricing, although these premiums are not generally found in smaller communities. Services included in the rental rate vary by community, with higher rental rates indicative of more services.

     The subject averages $385.53 per lot (based on 134 lots), per month, with the rent range from $349.00 to $409.00. The local market supports the subject rents. No rent increase is planned at the current time.

     Most importantly, regardless of the competitive rental rates shown by the competitive properties, the subject community is governed exclusively by the Prospectus, which specifically addresses annual rental increases and other charges. A copy of the Prospectus has been included in the Addenda to this report. Income forecasts were based upon current rent levels.

     The subject is a 134-space fully developed, all age manufactured housing community. The communities that are most competitive with the subject have been detailed on the following pages. These four communities are fully developed and are currently between 97.3% and 99.4% occupied. The physical occupancy at the subject is currently 94.8%. The manager occupies one space rent-free, and 126 occupied sites produce rent resulting in an economic occupancy of 94.0%. This occupancy appears to be below the sub-market occupancy of approximately 98%.

Summary
-------

     The State of Florida experienced high levels of growth in the manufactured housing industry during the 1980's. Sales climbed steadily through the late seventies and early eighties, peaking in 1985. Since that time sales showed a steady decline each year through 1991. Sales in 1992, 1993 and 1994 indicated a reversal from this most recent declining trend and have further increased in 1997 and 1998.

     Manufactured home community owners, who in recent years have benefited from a "captive" market and little competitive new supply, now find their interests sandwiched between those of county and municipal authorities on the one hand, and those of state regulators on the other. The upshot is likely to be that although occupancies in manufactured housing communities will remain high, future rent increases will not likely be as great as they have been.

RENT COMPARABLE NUMBER ONE
--------------------------

Colonial Coach Estates
6046 Lake Worth Road
Greenacres City, Palm Beach County, Florida

                             [PHOTO APPEARS HERE]

Location:                    South side of Lake Worth Road, east of Jog Road.

Number of Spaces:            326

Property Description:        All age manufactured housing community built in
                             1970.

Monthly Rental Rates:        $382.00

Occupancy:                   99.4% (324 of 326)

Services Included in Rates:  Trash collection and lawn irrigation.

Amenities:                   Clubhouse, pool, tennis courts, shuffleboard,
                             playground, volleyball and laundry.

Verification/Date:           Community Manager on May 16, 2000.

Comments:                    The last rental increase was $12 per month in
                             February 2000. No concessions are offered.

===================================================================================================================
Location           Access         Visibility        Condition        Amenities        Home Quality         Overall
-------------------------------------------------------------------------------------------------------------------
Superior           Superior       Similar           Similar          Similar          Similar              Similar
===================================================================================================================

RENT COMPARABLE NUMBER TWO
--------------------------

Pickwick Parks
1 Pickwick Park Drive
Greenacres City, Palm Beach County, Florida

                             [PHOTO APPEARS HERE]

Location:                    South side of 10/th/ Avenue North, east of Sherwood
                             Forest.

Number of Spaces:            370

Property Description:        All age manufactured housing community built in
                             1970.

Monthly Rental Rates:        $368.00

Occupancy:                   97.3% (360 of 370)

Services Included in Rates:  Trash collection and irrigation.

Amenities:                   Clubhouse, pool, laundry, playground and
                             shuffleboard.

Verification/Date:           Community Manager on May 16, 2000.

Comments:                    The last rental increase was $10 per month in
                             February 2000. No concessions are offered.

================================================================================================================
Location            Access         Visibility        Condition        Amenities        Home Quality      Overall
----------------------------------------------------------------------------------------------------------------
Similar             Similar        Inferior          Similar          Similar          Similar           Similar
================================================================================================================

RENT COMPARABLE NUMBER THREE
----------------------------

Briarwood
134 Ferne Lane
Lake Worth, Palm Beach County, Florida

                             [PHOTO APPEARS HERE]

Location:                    North side of Lake Worth Road, west of Jog Road.

Number of Spaces:            144

Property Description:        All age manufactured housing community built in
                             1971.

Monthly Rental Rates:        $332.00

Occupancy:                   99.3% (143 of 144)

Services Included in Rates:  Trash collection and irrigation water.

Amenities:                   Meeting room and laundry facility.

Verification/Date:           Community Manager on May 16, 2000.

Comments:                    The last rent increase was January 2000 and was
                             $15.00.

=========================================================================================================
Location        Access         Visibility       Condition        Amenities        Home Quality   Overall
---------------------------------------------------------------------------------------------------------
Superior        Similar        Similar          Similar          Inferior         Similar        Inferior
=========================================================================================================

RENT COMPARABLE NUMBER FOUR
---------------------------

Tavares Cove
2315 Espana Real
West Palm Beach, Palm Beach County, Florida

                             [PHOTO APPEARS HERE]

Location:                    South side of Purdy Lane, between Sherwood Forest
                             and Jog Road.

Number of Spaces:            377

Property Description:        All age manufactured housing community built in
                             1970.

Monthly Rental Rates:        $335.00

Occupancy:                   97.9% (369 of 377)

Services Included in Rates:  Water, sewer and trash collection.

Amenities:                   Clubhouse, pool, playground, laundry and
                             shuffleboard.

Verification/Date:           Community Manager on May 16, 1999.

Comments:                    The last rent increase was January 1999 and was
                             $13.00.

=========================================================================================
Location      Access      Visibility    Condition    Amenities    Home Quality    Overall
-----------------------------------------------------------------------------------------
Similar       Similar     Inferior      Similar      Similar      Similar         Similar
=========================================================================================

                            RENT COMPARABLE SUMMARY

==================================================================================================================================
                                                                      Monthly
                                                         Occ.       Rental Rates
  No.                    Name/Location               Sites/Sites                    Services Included               Amenities
                                                        % Occ.
----------------------------------------------------------------------------------------------------------------------------------
   1    Colonial Coach Estates                         324/326         $382.00      Trash collection and     Clubhouse, pool,
        6046 Lake Worth Road                              99.4%                     irrigation.              shuffleboard,
        Greenacres City, Unincorporated Palm Beach,                                                          laundry,  playground,
        County Florida                                                                                       tennis and laundry.

----------------------------------------------------------------------------------------------------------------------------------

   2    Pickwick Parks                                 360/370         $368.00      Trash collection and     Clubhouse, pool,
        1 Pickwick Park Drive                             97.3%                     irrigation.              laundry, playground
        Greenacres City, Palm Beach County, Florida                                                          and shuffleboard.

----------------------------------------------------------------------------------------------------------------------------------

   3    Briarwood                                      143/144         $332.00      Trash collection and     Meeting room and
        134 Ferne Lane                                    99.3%                     irrigation.              laundry facility.
        Lake Worth, Palm Beach County, Florida

----------------------------------------------------------------------------------------------------------------------------------

   4    Tavares Cove                                   369/377         $335.00      Water, sewer and         Clubhouse, pool,
        2315 Espana Real                                  97.9%                     trash collection.        playground, laundry
        Unincorporated Palm Beach County, Florida                                                            and shuffleboard.

----------------------------------------------------------------------------------------------------------------------------------

 Subj.  Long Lake Village                              127/134         $349.00      Water, sewer, trash      Clubhouse, pool and
        4750 Carefree Trail                               94.8%       -$409.00      collection, lawn         playground.
        Unincorporated Palm Beach County, Florida                                   mowing and basic
                                                                                    cable.
==================================================================================================================================

                      [RENT COMPARABLES MAP APPEARS HERE]

                                                                              37
LAND AND SITE IMPROVEMENTS
--------------------------

     The subject site is a rectangular shaped parcel of land containing approximately 19.40 acres of gross area. The site is presently developed with 134 manufactured housing spaces and 16 apartments. The tract is generally level and at street grade and drainage of the tract appears adequate. We observed no obvious adverse soil or subsoil conditions during the physical inspection of the site.

     Utility services connected and in service on the date of valuation include the following:

     Sanitary Sewer:  Palm Beach County.
     --------------

     Storm Sewer:     On site drainage system.
     -----------

     Water:           Palm Beach County.
     -----

     Telephone:       BellSouth
     ---------

     Electric:        Florida Power and Light
     --------

     Ingress to and egress from the subject community is via Haverhill Road, north of Forest Hill Boulevard. The individual lots, in the community, are accessed by roadways, which are laid-out in a grid pattern, maximizing the use of the site, typical of manufactured housing communities. Roadway improvements include:

     Street-bed:      Haverhill Road is an asphalt paved four-lane thoroughfare.
     ----------
                      The streets in the community are concrete-paved roadways and are 24 foot wide right-of-ways.

     Curb:            Haverhill Road has concrete curbs. The community streets
     ----
                      do not have curbs.

     Sidewalk:        Haverhill Road has concrete sidewalks.
     --------

     Streetlights:    There are pole mounted lights along Haverhill Road and
     ------------
                      throughout the community.

     Landscaping:     Grass and planted areas found throughout the site.
     -----------

     Other:           A six-foot high, masonry block and chain link fence
     -----
                      encloses the community.

Land and Site Improvements                                                    38

     Arrangements between the subject ownership and municipal and/or public utility authorities for the connection of telephone and electricity are presumed to exist, although neither a plan specifically identifying the location of all underground lines nor contracts providing for their installation were provided to us.

Encumbrances
------------

     Our review of the deed, county property records and survey did not reveal any adverse or potentially adverse interests, which would affect the utility of the subject property. Specifically, there are no recorded or otherwise known liens, defects in title or adverse easements. Additionally, there are no rent controls in effect in Palm Beach County.

Easements
---------

     Standard utility easements for electricity and telephone are assumed to exist. No other easements were identified to us.

Encroachments
-------------

     There were no obvious encroachments observed during the inspection of the subject and neighboring properties.

Environmental
-------------

     There were no obvious areas of contamination on or about the subject site. We are not qualified in environmental hazards and, therefore recommend an audit be performed.

Functional Utility
------------------

     The site, which is rectangular in shape and contains approximately 19.40 acres, is large enough to accommodate building improvements and roadways as well as recreational amenities and green areas. The site is considered functional for various residential development scenarios. The existing development as a 150-space manufactured housing and apartment community with an overall density of approximately 7.73 spaces per acre is within modern standards. The site is considered functional for use as a manufactured housing community.

IMPROVEMENT DESCRIPTION
-----------------------


     The subject is improved with 134 manufactured housing spaces and 16 apartments. The lots in the community are arranged along streets laid out in a grid pattern taking advantage of the rectangular shape of the site. The streets have been configured to maximize the available number of spaces. The individual lots in the community vary slightly in size, as indicated in the Prospectus averaging approximately 3,500 square feet. There are 16 duplex units in eight buildings. The buildings are of masonry construction. There are seven three bedroom/two bath units and nine two bedroom/two bath units. The density of the property is equal to 7.73 dwelling units per acre.

     The common area amenities include a clubhouse, swimming pool and a playground. The clubhouse contains approximately 2,100 square feet of area and has been partitioned into the main hall/multipurpose room, restrooms, kitchen, laundry, storage and the park office. The interior construction consists of painted or papered drywall walls and ceilings. The flooring finish is vinyl tile. There are flush mounted fluorescent light fixtures and ceiling fans. Adjacent to the clubhouse is the playground and pool area.

     We have not estimated a separate value for these amenities, or equipment, as they are standard items found at most manufactured housing communities. These amenities are typical for a community of this type, age, size and location, and are adequate and functional in use.

Age and Condition
-----------------

     According to the owner, the duplexes were built in 1984 and the manufactured housing community was developed in 1987. The subject is approximately 13 to 16 years old. The common areas, streets, amenities and individual mobile homes were observed to be in good overall condition. Overall, the subject improvements are estimated to be effectively 8 years old and were observed to be in good condition.

Improvement Description                                                       40


                              [MAP APPEARS HERE]

                         Site Layout-Long Lake Village

OWNERSHIP AND PROPERTY HISTORY
------------------------------


     The ownership of the subject, as recorded in the Official Records of Palm Beach County, Florida, is in the name of Windsor Real Estate Investment Trust, 8 and Windsor Park Properties, 7. The property was purchased by the current owners in June 1995 for $3,025,000 as is evidenced by the Quit Claim Deed recorded in Official Record Book 8815 on Page 1043. The property had been the subject of a foreclosure and bankruptcy proceeding as a result of the financial collapse of the previous owner. There have been no other significant transactions involving the subject property within the past five years.

OCCUPANCY
---------


     The property is currently occupied by a 150-space manufactured housing and apartment community, known as Long Lake Village. There are seven vacant manufactured housing spaces of the 134 total spaces. The physical occupancy is 94.8%. All of the spaces will accommodate multi-sectional homes. In addition to the physical vacancy the manager occupies a community owned home resulting in an economic occupancy of 126 spaces. The economic vacancy of the manufactured housing spaces is 8 spaces or 6.0%

     The community is governed, as required by law, by a prospectus. Annual increases in the rental rates are governed by the prospectus, contained in the Addenda to this report. The current rents at the subject range from $349.00 to $409.00 per month. The rents were increased by $11.00 per site per month, effective January 1, 2000.

     Our analysis does not incorporate any value attributable to any community owned models as these units are considered personal property, not a portion of the real estate. Likewise, we have incorporated no income attributable to the sale of homes in our analysis.

     Additionally, there are 16 apartments at the rear of the community, of which 13 are presently rented and another is to be occupied next week. Historically the apartments have been at near 100% occupancy with vacancies only lasting a month or two. The apartment rent rates range from $600.00 to $700.00 per month.

ZONING AND OTHER LAND USE CONTROLS
----------------------------------


     The subject property is located in Unincorporated Palm Beach County and is zoned RM, Multiple Family Residential according to the Palm Beach County zoning ordinance. This zoning classification allows manufactured home communities and related ancillary structures.

     The subject was approved as constructed and is a legal, conforming use of the site.

Concurrency
-----------

     Based on the present configuration of the subject, it is in conformance with the approved comprehensive plan filed by Palm Beach County. Therefore, concurrency is not an issue.

Flood Hazard
------------

     Palm Beach County is a participant in the Federal Emergency Management Agency (FEMA) system. According to Flood Map Community Number 120192, Panel 0165 B, dated October 15, 1982, the subject property is located in a FEMA designated "B" zone. A "B" zone is defined as an "area of moderate flood hazard, usually depicted on Flood Insurance Rate Maps as between limits of the base and 500-year floods".

ASSESSMENT AND TAXES
--------------------

     The subject is identified in the Palm Beach County records under Parcel Numbers 00-42-44-12-34-001, 00-42-44-12-34-002, 00-42-44-12-34-003, 00-42-44-12-
34-004, 00-42-44-12-34-005, 00-42-44-12-34-006, 00-42-44-12-34-007, 00-42-44-12-
34-008, 00-42-44-12-34-018, 00-42-44-12-34-019, and 00-42-44-12-34-023.
According to the records at the Palm Beach County Property Appraiser's Office, the current (1999) assessed value of the subject totals $2,269,189. In comparison to our opinion of the market value the subject is under assessed. Under assessment is common for manufactured home communities, because much of the value can be attributed to the entrepreneurial skill in acquiring the land and filling the community. In our discussions with the Palm Beach County Property Appraiser's Office, it has been noted that properties are not re-assessed upon sale in Palm Beach County. Rather, all properties are re-assessed every three years and any sale will be factored in to the assessment of each property type. The subject will probably be re-assessed in 2000. The Prospectus allows for the pass through of additional ad valorem taxes to the residents.

     Assessed values, for purposes of property taxation are determined on January 1, of each year. In the state of Florida, properties are assessed at 100% of the market value, as required by Florida Statute, Chapter 192.042. Properties are reassessed annually and equitability of assessments is not a basis for assessment in the state of Florida. Taxes are due and payable on the first day of the year, although tax bills are issued in arrears. Discounts up to 4% of the total

Assessment And Taxes                                                          43

bill are available for early payment and taxes become delinquent after March 31. Discussions with owners of investment real estate and manufactured home communities have revealed that "early" payment of real estate taxes is a common practice. Additionally, prudent management would also dictate the payment of real estate taxes to take advantage of any discounts offered. All tax amounts are current.

     Historically, the taxes have [ ] over the last three years. The table below illustrates the actual taxes over the last three years.

                               Historical Taxes

            ========================================================
                Tax Year            Assessment               Taxes
            --------------------------------------------------------
                  1999              $ 2,250,497           $69,834.94
            --------------------------------------------------------
                  1998              $ 2,250,497           $70,498.17
            --------------------------------------------------------
                  1997              $ 2,225,559           $68,542.49
            ========================================================

     Based on the historical taxes we expect the real estate taxes to increase slightly in the future. We have the estimated 2000 tax liability to be $70,882. We have applied the available early payment discount for November 2000 and our estimate of total taxes is $68,047.

MARKETABILITY AND EXPOSURE PERIOD
---------------------------------

     The subject as discussed in the Neighborhood Analysis, and Manufactured Home Community Market Overview sections of this report is competitive and marketable with other properties in the marketplace.

     There are typically four classes of purchasers attracted to this type of development. The first are the tenants/residents of the community, purchasing on a cooperative or condominium basis to reduce rental rates. The second class of purchaser would be the single owner/operator who purchases a community as an income and investment vehicle. Third would be the "traditional" manufactured home community owner/developer who views the community as a safe, long term investment. Finally, there is the institutional investor or syndicate (REIT) which owns several large manufactured housing communities on a statewide/nationwide basis.

     Due to the stability of manufactured home community investments, the REIT investors have been a major player in the marketplace. REIT investors have bid down capitalization rates for new, large communities. Resident groups have also increased demand for manufactured home community investments. According to our banking sources, resident groups are able to borrow money at debt coverage ratios as low as 1.0 to 1. The banks view resident group loans as good quality with minimum risk. Typical payback periods range between five and eight years.

     Discussions with large institutional manufactured home community investor representatives and local area realtors, indicated that "properly priced", stable, well kept manufactured housing communities should "be under contract" within a six to eight month period in today's market. However, our research has also revealed that very few communities are "listed" for sale and that for the most part brokers solicit owners for buyers.

     Our discussions further indicated that institutional investors required a minimum of 200 spaces, and pricing would reflect an 8.50% to 9.50% overall capitalization rate requirement for senior communities. Family communities typically reflect higher capitalization rates due to a less stable occupancy base. Pricing is established by processing gross income, reduced by a 2% to 3% vacancy and credit loss factor with expenses of 35% of effective gross income. An additional capital charge of 3% to 5%, based on overall condition, is deducted to arrive at a net operating income (NOI). This criteria is generally the most restrictive pricing, as other investors will tend to accept lower expense ratios (30%), no capital charges and a lower overall rate.

     In late summer 1998, commercial mortgage backed securities (CMBS) lenders restructured their pricing for long term fixed rate loans. These loans had historically been priced based on an interest rate spread above Treasury Securities. The secondary market for these loans became illiquid and lenders were unable to sell the loans profitably. Consequently, although interest rates on Treasuries have fallen, the interest rates on securitized loans have increased. Prior to this increase, interest rate spreads were available lower than 150 basis points over the 10-

Markertability and Exposure Period                                            45

year Treasuries. Since the fall, spreads have increased to the low 200 basis point range for manufactured housing communities.

     Interest rates are low and financial institutions are again willing to lend money for existing real estate projects with good occupancies. The presence of life insurance companiesand conduit programs has made the financing of manufactured housing communities a very competitive business. The insurance companies and conduit programs will lend on a non-recourse basis, with terms ranging from 10 to 20 years.

     On the basis of the preceding analysis, the subject would be attractive to all but the institutional investor. In our opinion, the exposure period for the subject would be within the range indicated by the industry participants, and we estimate an exposure period of six months.

                               VALUATION SECTION

HIGHEST AND BEST USE
--------------------


     Highest and Best Use may be defined as:

          "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and which results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability."/4/

     The highest and best use of a specific parcel of land does not depend on subjective analysis; rather, the competitive forces in the market shape it. The analysis and interpretation of highest and best use is an economic study of the market forces on the subject.

     Market forces also shape market value. The data collected and analyzed to estimate property value is also used to formulate an opinion of the property's highest and best use as of the effective date of the appraisal. In all valuation assignments, value estimates are based on use. The highest and best use of a property provides the foundation for an investigation of the competitive positions of buyers and sellers in the marketplace, and can be described as the foundation on which market value rests. Without interaction in the marketplace, highest and best use would not exist and market value estimations would be impossible.

     When potential buyers contemplate purchasing real estate for personal use or occupancy, their principal motivations are perceived benefits of enhanced enjoyment, prestige, and privacy. Purchasers of investment property are frequently motivated by the promise of net income or capital accumulation and certain tax advantages. These investors are more directly concerned with feasibility, an indication that a project has a reasonable likelihood of satisfying their specific objectives.

     Analysis of the highest and best use of: 1) the land as though vacant, and
2) the property as improved, is essential in the valuation process. Through highest and best use analysis, we attempt to interpret the market forces that influence the subject property and identify the use on which the final value estimate will be based. This determination is based on the analysis and interpretation of market conditions, the trends affecting the buyers and sellers in the marketplace, and the existing use of the subject. The highest and best use of the land, as though vacant and the property as improved, must meet four criteria.

___________________________
/4/ The Appraisal Institute, The Dictionary of Real Estate Appraisal, 3d ed. (Chicago, Illinois: The Appraisal Institute, 1993), Page 170.

Highest and Best Use                                                          48

     Analyzing the highest and best use of the land as though vacant serves two functions. First, it helps identify comparable properties, which should have highest and best uses of the land as though vacant, similar to that of the subject property. The second reason is to identify the use that would produce maximum income to the land after property income is allocated to the improvements. In the Cost Approach and some income capitalization techniques, a separate value estimate of the land is required. Estimating the land's highest and best use as though vacant becomes the necessary part of deriving a land value estimate.

     There are also reasons to analyze the highest and best use of the property as improved. The first is to help identify comparable properties that should have the same or similar highest and best uses as the improved subject property. The second is to decide whether the improvements should be demolished, renovated or retained in their present condition. They should be retained as long as they have some marketable value and the return from the property exceeds the return that would be realized by a new use, after deducting the costs of demolishing the old building and constructing a new one. Identification of the existing property's most profitable use is crucial to this determination.

     The highest and best use of both the land as though vacant and the property as improved must meet four criteria. The highest and best use must be:

     1.   Legally Permissible
     2.   Physically Possible
     3.   Financially Feasible
     4.   Maximally Productive

     These criteria are usually considered sequentially; a use may be financially feasible, but this is irrelevant if it is physically impossible or legally prohibited. Only when there is a reasonable possibility that one of the prior, unacceptable conditions can be changed is it appropriate to proceed with the analysis. If, for example, current zoning does not permit a potential highest and best use, but there is a possibility that the zoning can be changed, the proposed use can be considered on that basis.

Legally Permissible
-------------------

     Legal restrictions, as they apply to the subject property, are of two types, i.e., private restrictions (deed restrictions, easements, etc.) and public restrictions (zoning, building codes, environmental regulations and historic district controls, etc.). These latter restrictions must be investigated, to the best of our ability, because they may preclude many potential highest and best uses.

     No information regarding private restrictions affecting the subject was uncovered in our research or provided by the client. It is assumed that only common restrictions, such as utility easements, are in-place, which would not be of any significant consequence to the development

Highest and Best Use                                                          49

of the site.

     The subject is an approved Manufactured Housing Community by the Palm Beach County Planning and Zoning Department. As discussed in the Zoning and Other Land Use Controls Section of this report, the property, as developed, is a legal and conforming use of the land and concurrency is not an issue.

Physically Possible
-------------------

     The second constraint imposed on the possible use of the property is that dictated by the physical aspects of the site itself. Size, shape and terrain of the parcel of land affect the uses to which it can be developed. The utility of the parcel may depend on its frontage and depth. Also considered are the capacity and availability of public utilities. When a site's topography or subsoil conditions make development restrictive or costly, its potential use is adversely affected. Generally, the larger the site, the greater the potential for achieving economies of scale or flexibility in development.

     The highest and best use of a property as improved also depends on physical considerations such as size, design and condition. The condition of the property and its ability to continue in its current use are also relevant.

     The subject site is rectangular in shape and contains a total area of 19.40 acres. The site is generally level and has adequate access frontage along the east side of Haverhill Road, approximately three miles west of Interstate 95. The size and shape of the site does not restrict maximum flexibility and development, and the subject's development has made an adequate use of the site as indicated by its density of approximately 7.73 spaces per acre. The subject meets the physically possible criteria of this analysis.

Financially Feasible
--------------------

     After determining which uses are physically possible and legally permissible, we have eliminated many uses from consideration. Then the uses that meet the first two criteria are analyzed further to determine which are likely to produce an income, or return, equal to or greater than the amount needed to satisfy operating expenses, financial obligations and capital amortization. All uses that are expected to produce a positive return are regarded as financially feasible.

     To determine financial feasibility, we then estimate the future gross income that can be expected from each logical use. Vacancy and collection losses and operating expenses are then subtracted from each gross income to obtain the likely net operating income (NOI) from each use. A rate of return on the invested capital can then be calculated for each use. If the net revenue capable of being generated is enough to satisfy the required rate of return on investment and provide a return on the land, the use is financially feasible within some price limit.

Highest and Best Use                                                          50

Maximally Productive
--------------------

     Of the financially feasible uses, the use that produces the highest price, or value, consistent with the rate of return warranted by the market for that use is the highest and best use. To determine the highest and best use of land as though vacant, the same rate of return is often used to capitalize income streams from different uses into their respective values. This procedure is appropriate if all competing uses have similar risk characteristics. If not, differing rates of return would be required. The use that produces the highest value is the highest and best use.

     To test the highest and best use of land as though vacant or a property as improved, an appraiser analyzes all logical, feasible alternatives. The market usually limits the number of property uses to a few logical choices. Each alternative use must first meet the tests of physical possibility and legal permissibility. The uses that meet the first two tests are then analyzed to ascertain how many financially feasible alternatives must be considered.

     An appraiser must exercise caution in performing market analysis to support an estimate of highest and best use. Although a given site may be particularly well suited for a specific use, there may be a number of other sites that are also well suited, and some may be better suited. Therefore, the appraiser must test the highest and best conclusion to ensure that existing and potential competition from other sites has been fully recognized.

Highest and Best Use - Vacant Land
----------------------------------

     In determining the highest and best use of the site as vacant, the most restrictive constraint is the legal use of the site. As stated above and in the Zoning and Other Land Use Controls section of this report, the subject is a legal and conforming use of the site.

     We have also noted that less than 1/3 of the manufactured housing communities have over 100 spaces in Palm Beach County. Due to the non-availability of space for immediate development, restrictive governmental impact fees and a lack of financing for speculative projects, it is unlikely that there will be speculative manufactured housing community development in the foreseeable future.

     Current trends in the manufactured housing sales would preclude the development of a manufactured housing community until such time as the market has improved. In our opinion, the highest and best use of the site, as if vacant and available for development, would be to hold the property for future sale as the market trends might predicate.

Highest and Best Use

Highest and Best Use - As Improved
----------------------------------

     The site is currently improved with a 150-space all age manufactured housing and apartment community. The use of the site is a legally permissible use under the current zoning. The subject property has been in existence as a manufactured housing community since 1987.

     The improvements are well situated on the site. The site has excellent access from Haverhill Road. The amenities for this size and type of improvement exceed normal standards. The use of the site is physically possible. Demand for manufactured housing in this area is evident. As evidenced in the Income Capitalization Approach, the property is capable of providing an acceptable return to an owner, demonstrating the financial feasibility of the subject property.

     The property, as currently improved, is physically possible, legally permissible, financially feasible and maximally productive. Therefore, in our opinion, the highest and best use of the property as improved is its current use as a 150-space all age manufactured housing and apartment community.

VALUATION PROCESS
-----------------


     There are three recognized approaches to the valuation of real property:
Cost; Income; and, Direct Sales Comparison. The appropriateness of each approach varies with the type and age of the property under examination, as well as the quantity and quality of applicable market data as of the appraisal date. In the analyses and appraisal of the subject property, we have considered the positive and negative aspects of each approach for this specific assignment.

     The Cost Approach provides a value indication based on the depreciated cost of the improvements added to land value. The Income Approach produce an estimate of value through an economic analysis of the net income derived from the property and is converted to a capital sum at an appropriate rate. The Sales Comparison Approach produces an estimate of value through a comparison of similar properties, which have been transferred in the local market.

    In the analysis of a stabilized manufactured housing community, investors are primarily concerned with cash flow to service any debt and the equity positions. While development costs are important for developing communities, investors assume that these costs are adequately accounted for in rental levels. In communities where developers have made money on the sale of homes by offering low site rents, an investor would not be willing to compensate a seller for any more than the income to be received. The Cost Approach was not utilized due to the subjectivity of depreciation and entrepreneurial profit estimates.

    A number of positive and negative factors were believed to affect the overall value of the subject. On the positive side, the following were considered.

    1.   The subject is well located in regard to the area amenities.

    2.   The subject is well kept and has a high-grade amenity package.

    Partially offsetting the positive influences are negative factors among which the following was considered the most pertinent:

    1.   The market is competitive, with shipments down from the 1980's levels.

    With the above factors in mind, the Income Capitalization Comparison and Sales Comparison Approaches will now be discussed in detail on the following pages.

                                                                              53
INCOME CAPITALIZATION APPROACH
------------------------------


     As an introduction to the analysis of the subject, it is helpful to identify the goals and objectives of both buyers and sellers of properties such as the subject.

     From the standpoint of a seller, maximum price is of course an initial goal. Tempered by capital gains considerations and the potential for recapture of book depreciation accruals, a seller is often forced to consider a negotiated price that may include such concessions as interim or permanent financing. Dictated by market forces, the rate, term, and amount of financing may be favorable, neutral, or unfavorable with respect to the ultimate selling price.

     The purchasers of investment realty naturally prefer to pay a minimum price subject to terms. Within the goal of price minimization purchasers seek:

     1. Cash flow relative to capital investment measured either on a pre-income tax or post-income tax basis.

     2.   Minimal capital investment to permit leverage.

     3.   Equity build-up through mortgage amortization.

     4.   Sheltered income through accumulation of book depreciation.

     5.   Capital accumulation through market appreciation.

     The relative importance of the above factors to an investor's formula is difficult to quantify. Institutional investors, speculators, developers, financial institutions, and syndicators do not uniformly apply the same investment strategies. The location, size, tenant mix, age, absence or presence of long term leases, assignability of existing debt, condition of the facilities, level of occupancy, quality of management, and other related factors are among the criteria affecting the marketability of an income-producing property.

     The first step in the Income Approach to value involves the estimate of future net operating income to be generated by the property. The estimate of net operating income is derived through a process of estimating the total potential gross income (PGI) from lot rentals, less a vacancy and credit loss factor, added to an estimate of income from other sources. The result is an effective gross income (EGI) estimate. All expenses associated with the operation of the property are then deducted to yield a stabilized net operating income (NOI) estimate.

     In our estimate of the stabilized net operating income, we have considered the subject's current rent, expense levels and historical trends. We have also considered the current rent and expenses at manufactured home communities similar to the subject, as limited by the existing Prospectus and rental agreement.

Income Capitalization Approach                                                54

    The subject's historical income and expenses for 1997, 1998 and 1999 have been presented, in the table, on the following page. Although the reported expenses do not appear unreasonable, we have also relied on market comparables. Current income and expense information for three comparable age-restricted manufactured home communities has also been presented in this section.

    The data on the tables has been arrayed to display the "percent of total income" and "dollar per space" figures, consistent with industry reporting practices. We have combined some of the owners expense categories for purposes of comparison.

    Our analysis of each component of income, vacancy and credit loss and expenses follows these tables, and has been summarized in the Reconstructed Operating Statement found on a following page.

============================================================================================================================
                                        Long Lake Village - Historical Income and Expenses

                                     Pct. of   $ Per                  Pct. of   $ Per                  Pct. of   $ Per
                         1997        Income    Space      1998        Income    Space      1999        Income    Space
----------------------------------------------------------------------------------------------------------------------------
Income:
Rents                    $458,717    82.27%    $3,058.11  $433,413    78.71%    $2,889.42  $481,744    80.65%    $3,211.63
Apartments                 82,919    14.87%       552.79   106,282    19.30%       708.55   106,200    17.78%       708.00
Miscellaneous/Other        15,954     2.86%       106.36    10,925     1.98%        72.83     9,346     1.56%        62.31
                         -------------------------------------------------------------------------------------------------
Total Income             $557,590   100.00%    $3,717.27  $550,620   100.00%    $3,670.80  $597,290   100.00%    $3,981.93

Expenses:
Insurance                $  9,903     1.78%        66.02  $  3,068     0.56%        20.45  $  5,172     0.87%        34.48
Office/Administrative      23,541     4.22%       156.94    42,293     7.68%       281.95    53,419     8.94%       356.13
Maintenance & Repair       50,788     9.11%       338.59    50,124     9.10%       334.16    64,372    10.78%       429.15
Management Expense         27,187     4.70%       174.58    26,893     4.88%       179.29    29,865     5.00%       199.10
Wages & Benefits           59,750    10.72%       398.33    56,522    10.27%       376.81    52,198     8.74%       347.99
Property Taxes             68,541    12.28%       456.34    67,905    12.33%       452.70    81,426    13.63%       542.84
Utilities                  87,637    15.72%       584.25    86,204    15.66%       574.69    95,286    15.95%       635.24
Miscellaneous/Other        12,165     2.18%        81.10       205     0.04%         1.37         0     0.00%         0.00
                         -------------------------------------------------------------------------------------------------
Total Expenses           $338,422    60.69%    $2,256.15  $333,214    60.52%    $2,221.43  $381,738    63.91%    $2,544.92

Net Operating Income     $219,168    39.31%    $1,461.12  $217,406    39.48%    $1,449.37  $215,552    36.09%    $1,437.01
==========================================================================================================================

Income Capitalization Approach                                                56


Income Analysis
---------------

    The general practice in the local market is to charge a base lot rent on a monthly basis. The base lot rate may, or may not include such services as water, sewer, trash collection and lawn mowing. The higher base lot rents typically include more services. The base lot rents typically generate between 90% and 99% of the total income in a manufactured home community. At the subject, trash collection, irrigation water and lawn mowing are included in the monthly lot rent. As previously discussed, based on the market rent range, we are of the opinion that the subject rent structure is within the market range for comparable properties.

Potential Gross Income
----------------------

    As any potential purchaser would incorporate a one-year forecast of potential gross income at the existing rent levels, our analysis must, and has, also account for this. In our forecast of total rental income, we have projected 12 months at the current rent levels, based on the current rent roll. The total potential gross income from lot and apartment rentals is $744,133. The lot rent rate averages $385.53 per month and the apartment rents average $646.88 per month.

Vacancy and Credit Loss
-----------------------

    Vacancy and credit loss is typically a very small percentage in an established community, due primarily to the high cost of relocating homes. The community is 94.8% physically occupied. As of the date of inspection, there was one community owned home occupied by the community manager. The economic vacancy of the manufactured home sites at the subject is currently 6.0%. In addition to the vacancy, a small percentage for credit loss is appropriate. We have estimated stabilized vacancy and credit loss for the manufactured home spaces at 10.0% to account for both physical and economic vacancy and credit loss. The economic vacancy of the apartments at the subject is currently 18.75%, however the manager indicated that historically the apartments did not remain vacant for more than a month or two. Based on this a significant vacancy factor is not appropriate. Additionally, a nominal factor for credit loss is appropriate. We have estimated stabilized vacancy and credit loss for the apartments at 15.0% to account for both physical and economic vacancy and credit loss. Total vacancy and credit loss has been estimated to be $80,623. The effective gross income from rentals is estimated to be $663,510.

Miscellaneous Income
--------------------

    Miscellaneous income, at the subject, is derived from late check charges and similar fees. Historically this amount has ranged from $62.31 to $106.36 per space, decreasing annually. Based on the historical financials we have estimated this amount at $60.00 per space, equal to $9,000 annually.

Income Capitalization Approach                                                57


Effective Gross Income
----------------------

     Effective Gross Income is derived from income based upon the current economic rent less a vacancy and credit loss allowance for present and anticipated income losses due to any tenant changes, added to any additional income from miscellaneous sources. Our estimate of the stabilized effective gross income follows:


==============================================================================================

                                      Long Lake Village
                                    Effective Gross Income

==============================================================================================
Income:
       Spaces        Monthly   Number    Monthly     Annual         Vacancy & C.L.      Annual
 No.       Type       Rent     Months     Total     Sub-Total     Percent   Amount      Total
----------------------------------------------------------------------------------------------
  134  Mobile Home   $385.53    12      $ 51,661   $ 619,932      10.0%     (61,933)  $557,939
   16  Apt. Rental   $646.88    12      $ 10,350   $ 124,201      15.0%     (18,630)  $105,571
----------------------------------------------------------------------------------------------
  150  Total units                      $ 62,011
Gross Potential Rental Income                      $ 744,133
      Less: Vacancy & Credit Loss                                          $(80,623)
                                                                           --------
Effective Gross Income From Rentals                                                   $663,510
      Miscellaneous/Other Income        $  60.00   per unit                              9,000
                                                                                      --------
Effective Gross Income                                                                $672,510
==============================================================================================


Operating Expense Analysis
--------------------------

     The following discussion addresses each of the line item expenses for the property. We have presented the 1997, 1998 and 1999 amounts, together with the comparable expense data, followed by our stabilized estimate of the expense. The comparable expense information has been obtained from a number of reliable sources and we have presented it in a summary form, on the following page, to maintain confidentiality.


================================================================================================================================

                                              Manufactured Housing Community Comparable Operations

                                    Pct. of       $ Per                 Pct. of     $ Per                  Pct. of        $ Per
Spaces                         99   Income        Space          144    Income      Space             145  Income         Space
--------------------------------------------------------------------------------------------------------------------------------
Income:
Rents                    $307,409     99.13%   $3,105.14    $506,259      91.73%   $3,515.69     $418,157    98.26%    $2,883.84
Miscellaneous/Other         2,690      0.87%       27.17      45,633       8.27%      316.90        7,403     1.74%        51.06
                         -------------------------------------------------------------------------------------------------------
Total Income             $310,099    100.00%   $3,132.31    $551,892     100.00%   $3,832.58     $425,560   100.00%    $2,934.90

Expenses:
Insurance                $  7,592      2.45%   $   76.69    $ 13,776       2.50%   $   95.67     $  9,963     2.34%    $   68.71
Office/Administration      10,775      3.47%      108.84      26,932       4.88%      187.03        9,506     2.23%        65.56
Maintenance & Repairs      28,337      9.14%      286.23      21,544       3.90%      149.61       36,484     8.57%       251.61
Management Expense          1,200      0.39%       12.12      20,702       3.75%      143.76        6,064     1.42%        41.82
Wages & Benefits           11,772      3.80%      118.91      29,323       5.31%      203.63       48,218    11.33%       332.54
Property Taxes             20,224      6.52%      204.28      52,310       9.48%      363.26       50,365    11.83%       347.34
Utilities                  29,457      9.50%      297.55     101,780      18.44%      706.81       74,743    17.56%       515.47
Miscellaneous                   0      0.00%        0.00           0       0.00%        0.00            0     0.00%         0.00
                         -------------------------------------------------------------------------------------------------------
Total Expenses           $109,358     35.27%   $1,104.62    $266,367      48.26%   $1,849.77     $235,343    55.30%    $1,623.06

Net Operating Income     $200,741     64.73%   $2,027.69    $285,525      51.74%   $1,982.81     $190,217    44.70%    $1,311.84
================================================================================================================================

Income Capitalization Approach                                                59


     Insurance charges are property specific based on the location of the property and the amenity package. Insurance charges varied over the last three-year period. Insurance costs have ranged from $20.45 per space in 1998 to $66.02 per space in 1997. The 1999 insurance expense totaled $34.48 per space. The comparable expense data indicated a range from $68.71 to $95.67 per space. We have used $35.00 per space based on the historical amounts, which is $5,250 annually.

                                   Insurance

========================================================================================================

                1997          1998          1999       Comp         Comp         Comp       Stabilized
                                                         1           2            3         Estimate
--------------------------------------------------------------------------------------------------------
Total             $9,903        $3,068        $5,172     $7,592      $13,776       $9,963     $5,250
--------------------------------------------------------------------------------------------------------
% EGI               1.78%         0.56%         0.87%      2.45%        2.50%        2.34%      0.78%
--------------------------------------------------------------------------------------------------------
$/Space           $66.02        $20.45        $34.48     $76.69      $ 95.67       $68.71     $35.00
========================================================================================================


     Office/Administrative expense is project specific due to varying classifications of expense categories. At the subject, this expense includes the costs associated with the operation of the office, such as telephone, supplies, licenses, dues and subscriptions and advertising expenses. We have attempted to include like items in this category for both the subject and the expense comparables. The expense comparables indicated a range for this category from $65.56 to $187.03 per space. The historical data has increased annually over the last three years and was above the range of the comparable expenses. We have placed greatest reliance on the historical data, estimating administrative expense at $300.00 per space or $45,000 per year.


                             Office/Administration

========================================================================================================

                1997          1998          1999       Comp         Comp         Comp       Stabilized
                                                         1           2            3         Estimate
--------------------------------------------------------------------------------------------------------
Total            $23,541       $42,293       $53,419    $10,775      $26,932      $9,506     $45,000
--------------------------------------------------------------------------------------------------------
% EGI               4.22%         7.68%         8.94%      3.47%        4.88%       2.23%       6.69%
--------------------------------------------------------------------------------------------------------
$/Space          $156.94       $281.95       $356.13    $108.84      $187.03      $65.56     $300.00
========================================================================================================

Income Capitalization Approach                                                60


     Maintenance and Repairs expense is project specific based on the age and condition of the property. Many properties expense capital items rather than capitalizing them. This can result in abnormal spikes in the expense amounts in certain years.

     Historically, maintenance and repair expenses have varied annually from $334.16 per space in 1998 to $429.15 per space in 1999. Our inspection revealed the property to be in good overall condition, with no items of deferred maintenance noted.

     The expense comparables indicate a lower range of expense in this category from $149.61 per space (Comparable Number 2), to $286.23 per space (Comparable Number 1). Our stabilized estimate of this expense is $370.00 per space or $55,500 annually, based on the historical data.

                            Maintenance and Repairs

========================================================================================================

                1997          1998          1999       Comp         Comp         Comp       Stabilized
                                                         1           2            3         Estimate
--------------------------------------------------------------------------------------------------------
Total            $50,788       $50,124       $64,372    $28,337      $21,544      $36,484    $55,500
--------------------------------------------------------------------------------------------------------
% EGI               9.11%         9.10%        10.78%      9.14%        3.90%        8.57%      8.25%
--------------------------------------------------------------------------------------------------------
$/Space          $338.59       $334.16       $429.15    $286.23      $149.61      $251.61    $370.00
========================================================================================================

     Management Fee has historically ranged from 4.70% to 5.00% of effective gross income at the subject. Management expense was charged at all three comparables and ranged from 0.39% for Comparable One to 3.75%, for Comparable Two. The overall market range for management fees was found to range from approximately 3.0% to 5.0%.

     We have estimated a fee of 5.0% of effective gross income, considered adequate for the management of a property of this size, in this location. Applying this percentage to the Effective Gross Income Estimate produces an annual amount of $33,625 or $224.17 per space per year.

Income Capitalization Approach                                                61

     Wages and Benefits expense has decreased annually from $398.33 per space in 1997, to $347.99 per space in 1998. The 1998 wages and benefits expense amounted to $376.81 per space. The comparables have indicated a lower range from $118.91 per space for Comparable Number One to $332.54 per space for Comparable Number Three.

     This category includes all of the costs associated with the staffing including payroll and payroll taxes and any health and/or life insurance benefits. The manager would typically receive a rent-free home and this is the case at the subject property. Our estimate of this expense has been based on the historical amounts weighed by the comparables. Our estimate of $52,500 annually is the equivalent of $350.00 per space or 8.17% of the Effective Gross Income estimate.

                              Wages and Benefits

========================================================================================================

                1997          1998          1999       Comp         Comp         Comp       Stabilized
                                                         1           2            3         Estimate
--------------------------------------------------------------------------------------------------------
Total            $59,750       $56,522       $52,198    $11,772      $29,323      $48,218    $52,500
--------------------------------------------------------------------------------------------------------
% EGI              10.72%        10.27%         8.74%      3.80%        5.31%       11.33%      7.81%
--------------------------------------------------------------------------------------------------------
$/Space          $398.33       $376.81       $347.99    $118.91      $203.63      $332.54    $350.00
========================================================================================================


     Property Taxes represent the annual real estate tax liability of the property. This category is project specific due to location and taxing authority. We have not used the expense comparables for the estimate this expense.

     In our analysis, we have relied on the historical tax data as presented and discussed in the Assessment and Taxes section of this report. Our stabilized estimate of the owner's annual property tax liability is $68,047, corresponding to the forecast November 2000 amount. This is equivalent to $453.65 per space or 10.12% of the Effective Gross Income estimate.

Income Capitalization Approach                                                62


     Utilities expense is also project specific, due to the number and type of services that may be included in the rent. In this case, this line item includes trash collection and irrigation water for the residents and the cost of the common area utilities. We have placed greatest reliance on the historical data, as it is the best indicator for this expense at the subject. The expense comparables include some utilities in the lot rents. Historically, this expense has varied annually. We have estimated utilities expense at $630.00 per space or $94,500 annually. This is equivalent to 14.05% of the Effective Gross Income estimate.

                                   Utilities

========================================================================================================

                1997          1998          1999       Comp         Comp         Comp       Stabilized
                                                         1           2            3         Estimate
--------------------------------------------------------------------------------------------------------
Total            $87,637       $86,204       $95,286    $29,457      $101,780     $74,743    $94,500
--------------------------------------------------------------------------------------------------------
% EGI              15.72%        15.66%        15.95%      9.50%        18.44%      17.56%     14.05%
--------------------------------------------------------------------------------------------------------
$/Space          $584.25       $574.69       $635.24    $297.55      $ 706.81     $515.47    $630.00
========================================================================================================


     Reserves are not typically accounted for by property owners. This category represents the inclusion of set-asides for major recurring or capital type expenditures experienced periodically by any property. This item is typically accounted for either on a dollar per space ($20.00 to $30.00) or a percentage (0.5% to 1.0%) of effective gross income. We have used $25.00 per space per year, which should be adequate to cover future capital costs. This equates to $3,750 annually.

Income Capitalization Approach                                                63

Expense Summary
---------------

     To summarize, we have estimated the stabilized total operating expenses for the subject to be $358,173. This estimate is equal to 53.26% of the Effective Gross Income (EGI) estimate.

                                Expense Summary

========================================================================================================

                1997          1998          1999       Comp         Comp         Comp       Stabilized
                                                         1           2            3         Estimate
--------------------------------------------------------------------------------------------------------
Total            $338,422      $333,214      $381,738   $109,358     $266,367     $235,343   $358,173
--------------------------------------------------------------------------------------------------------
% EGI               60.69%        60.52%        63.91%     35.27%       48.26%       55.30%     53.26%
--------------------------------------------------------------------------------------------------------
$/Space          $2,256.15     $2,203.51    $2,544.92  $1,104.62    $1,849.77    $1,623.06  $2,387.82
========================================================================================================

     As shown on the preceding table, expenses have historically represented between 60.52% (1998) and 63.91% (1999) of the Effective Gross Income, and has varied each year. The expense comparables, as summarized above, indicated a lower and wider range between 35.27% (Comparable Number 1) and 55.30% (Comparable Number 3). Our estimate of total expenses is equal to 53.26% of the estimated EGI. It should be noted that the historical expenses included no provision for a reserve for capital expenditures, which we have included in our estimate.

     Our estimate of net operating income is $314,337. We have presented our stabilized estimate of income and expenses on the following page.

Income Capitalization Approach                                               64


================================================================================


                              Long Lake Village
                        Stabilized Operating Statement

                                                              % of    $ per
                                                   Amount     EGI     Space
================================================================================

Total Effective Gross Income                     $ 672,510   100.00%  $ 4,483.40

Expenses
Insurance                                        $   5,250     0.78%  $    35.00
Office                                              45,000     6.69%      300.00
Maintenance & Repairs                               55,500     8.25%      370.00
Management Expense                                  33,625     5.00%      224.17
Wages & Benefits                                    52,500     7.81%      350.00
Property Taxes                                      68,047    10.12%      453.65
Utilities                                           94,500    14.05%      630.00
Reserves                                             3,750     0.56%       25.00
                                               ---------------------------------
Total Expenses                                   $ 358,173    53.26%  $ 2,387.82

Net Operating Income                             $ 314,337    46.74%  $ 2,095.58
================================================================================

Income Capitalization Approach                                                65

Capitalization Discussion
-------------------------

     Two alternative methods of valuation are employed in the Income Approach. Direct capitalization is a method of converting net operating income into market value, employing a "capitalization" rate based upon market perimeters. This approach is particularly applicable to properties with a stable income stream, or in cases where income, and consequently value, can be projected to increase at a constant or stable rate.

     An alternative valuation method is yield capitalization, which employs a year-by-year projection of income and expenses, recognizing rent changes and the cost of improvements as they occur. Yield capitalization, also known as Discounted Cash Flow Analysis, is considered most appropriate in the valuation of properties with uneven income streams. Since investors are unwilling to pay for any upside from vacant units, fully developed manufactured home communities are typically valued by direct capitalization, based on existing income.

Direct Capitalization
---------------------

     Direct capitalization of net operating income by an overall capitalization rate extracted from the market provides an excellent indication of market value. Purchasers of manufactured home communities most often utilize this method. This method is the most easily understood, closely related to the market, and convincing if the overall rates abstracted from recent sales are from comparable sale properties and accurate income data are available. Income data was available from all of the comparable sale properties included in this report.

Market Data
-----------

     The comparable sale data shown in the Sales Comparison section of this report indicated an overall capitalization rate between 8.51% and 9.79%. Our analysis of this data indicated a narrow range in overall capitalization rates, which tend to be influenced by the size of the community, its age and condition, occupancy, amenity package and location.

                               Comparable Sales

          ==================================================================
               Sale              Sale Date                  Overall
              Number                                  Capitalization Rate
          ------------------------------------------------------------------
                1                  03/97                    9.79%
          ------------------------------------------------------------------
                2                  06/98                    9.17%
          ------------------------------------------------------------------
                3                  01/99                    8.51%
          ------------------------------------------------------------------
                4                  06/97                    9.53%
          ------------------------------------------------------------------
                5                  03/97                    9.30%
          ==================================================================

     As discussed in the marketability section of this report, our sources indicated that

Income Capitalization Approach                                                66

institutional investors required 8.5% to 9.5% overall capitalization rates for projects in the 200 space range and were the most restrictive in pricing due to stringent criteria. We also found that REIT's were bidding rates down even further. Our information revealed that manufactured home community cooperatives and associations would more likely accept slightly lower overall rates, while the small investor would require a slightly higher rate. We have also discussed the fact that the manufactured home community market in Palm Beach County is sophisticated and the subject at 134 spaces is one of the large communities in the county.

     The comparable sale data represents recent sales of properties, similar in many respects to the subject. Sale Comparable Number One is an older larger community in a similar market with similar amenities. Sale Comparable Number Two is an older larger property, with similar amenities, also located in a similar market. This sale indicated an overall rate of 9.17%. Sale Comparable Number Three is a larger community older than the subject with a slightly superior amenity package. Sale Comparable Four is a larger, older property located in an inferior market. Sale Comparable Five is a similar aged property with similar amenities in a lower rent market.

     Based on the comparison of the sale data to the subject, the overall rate for the subject would likely be in the 8.5% to 9.5% range, as the subject is considered attractive to all investors and interest rates are still low. We have concluded a rate of 9.00%, as the subject is a 134 space, well-occupied community, located in a sophisticated market area. The subject would appeal to a large number of investors.

Debt Coverage Ratio Method
--------------------------

     As an alternative to market-derived overall capitalization rates, we have developed an overall rate through the Debt Coverage Ratio analysis. The parameters for this calculation are summarized below.

     The Debt Coverage Ratio Method of income capitalization essentially measures the risk involved in mortgage lending. Its usefulness to mortgage underwriting takes the form of establishing a degree of safety with a given set of loan terms.

     Mortgage underwriting typically focuses on positive debt coverage, (net operating income/annual mortgage debt service or NOI/ADS), rather than market value, because a negative cash flow, after debt service, may indicate the probability that a mortgage loan could be in jeopardy. Accordingly, if the greatest portion of the property's value is debt capital, as established by the loan-to-value ratio, annual debt coverage in underwriting is a major consideration. The Debt Coverage Ratio method is therefore market based and direct.

     By multiplying this risk factor by the projected mortgage payment requirement an estimate of the required overall rate to satisfy the lender's minimum risk requirements can be derived. The formula for this procedure is: M x f x DCR = R, where;

Income Capitalization Approach                                                67

                            M  =  Loan to Value Ratio
                            f  =  Mortgage Constant
                          DCR  =  Debt Coverage Ratio
                            R  =  Overall Rate

     In order to establish the criteria for the development of the Debt Coverage Ratio Method, we have conducted a recent survey of local lenders. The results of our survey have been summarized on the following table.

        ====================================================================

        Contact                             Gene Fogarty        Mike McCoy
        -------------------------------------------------------------------

        Bank                                NationsBank      Community Bank
        -------------------------------------------------------------------

        Type Of Lender                      Conventional      Conventional
        -------------------------------------------------------------------

        Nominal Mortgage Interest Rate     7.25% to 7.50%    7.25% to 7.50%
        -------------------------------------------------------------------

        Amortization Period                15 - 30 Years     15 - 30 Years
        -------------------------------------------------------------------

        Loan Term                           3 - 7 Years       5 - 10 Years
        -------------------------------------------------------------------

        Debt Coverage Ratio                 1.20 - 1.25       1.20 - 1.25
        -------------------------------------------------------------------

        Loan To Value Ratio                     75%               75%
        ===================================================================

     Our survey of local lenders indicated an annual interest rate of 7.50%.

     A mortgage loan would be available at 75% of the market value, based on a 15-year amortization schedule. Based on these criteria the indicated annual interest rate constant is 9.6671%. Additionally, our survey indicated that a minimum debt coverage ratio (DCR) of 1.25 to 1.00 would likely be required for a property similar to the subject. An overall capitalization rate, based on these assumptions, has been developed as shown below.

=================================================================================

        M                      F                     DCR                 OAR
                     X                     X                       =
Loan to Value Ratio     Mortgage Constant     Debt Coverage Ratio    Overall Rate
---------------------------------------------------------------------------------
       0.75                 0.96671                  1.25               0.090629
---------------------------------------------------------------------------------

     Rounded                                                                 9.1%
=================================================================================

     The Debt Coverage Ratio method indicated a capitalization rate based upon financing by local banks. However, as the popularity of manufacturing housing community investments has increased, alternate sources of financing have become available through insurance companies and conduit programs.

Income Capitalization Approach                                                68

     The presence of institutional investors in the market and few quality real estate investments has bid down rates on manufactured home communities. Investors have become more creative in their acquisition strategies in order to compete. Therefore, actual transactions in the marketplace better demonstrate investor perceptions of yields on manufactured home community investments.

     The rate developed via the Debt Coverage Ratio method is slightly lower than the rate extracted from the market data, and is considered supportive of the market rate. We have estimated an overall capitalization rate of 9.00% for the subject and capitalized the net income of $314,337. The value conclusion via the income approach is summarized as follows:

                        $314,337 / .0900  =  $3,492,633

                        Rounded to           $3,500,000

SALES COMPARISON APPROACH
-------------------------

     The fundamental premise of the Sales Comparison Approach is the concept that the analysis of sales of reasonably similar properties provides an appraiser with empirical data from which observations and conclusions about the property being appraised can be made. Proper application of the approach requires that:

     1. Only market transactions be weighed, and the data of each transaction be confirmed to the greatest extent possible.

     2. The degree of comparability of each sale to the subject be considered; differences in physical, functional, and economic characteristics be noted; and adjustments for the differences be made.

     3.  The value conclusion be consistent with the analysis of the sales data.

     For a conveyance to qualify as a "market transaction", four factors must be present:

     1. The conveyance must be "arm's length"; that is, it must be between two non-related parties.

     2. Neither the buyer nor the seller should have been under compulsion to act.

     3. The property should be available to the class of purchasers best able to utilize the facility.

     4. The price must be expressed in the equivalent of cash, adjusted for any special financing, concessions, or terms.

     For any class of real estate, the market area for comparative data must reflect the area prospective purchasers would consider. Comparability is also a function of the physical character of the asset to be appraised. Classes of real estate in which physical specifications are standardized, or in which scale is small, and/or in which the commodity has achieved uniform market recognition require that the sales data considered closely resemble the subject. As specifications become more complex, as scale increases, and as market recognition declines, the physical similarity of the sales data and the subject tends to decline.

     To judge the degree of comparability that exists between the sales selected for analysis and the subject, several guidelines were applied.

     1. Each sale is in the same market as the subject. To the extent that a market is a meeting place for buyers and sellers of real estate of a given type, the boundaries of the market are set by the participants in merchandising and absorbing competitive properties and are economic not purely physical or geographic.
     2.  Physical characteristics of the subject and comparables are similar.

Sales Comparison Approach                                                     70

     3. The functional adequacy of each sale property and the subject are competitive in terms of the ability of each to support similar functions.

     To draw a conclusion from the analysis of the sales data, a unit of comparison has been selected. The calculation of a unit of comparison provides a common denominator by which the market sales can be related to each other and to the subject property. The commonly accepted unit of comparison in the valuation of a manufactured home community is the sale price per space. This unit of comparison emphasizes the contribution of the improvements, and the contribution of the land is merged into the unit sale price.

     While a diverse array of transactions was initially considered, the sales selected for direct comparison to the subject are those transactions that are most similar to the subject. For features that are dissimilar, adjustments have been made leading to an indication of the price at which the subject could be expected to sell. In considering adjustments, relevant factors were considered including:

     1.  Nature of surrounding development.

     2.  Relative size.

     3.  Availability of competing properties.

     4.  Effect of time on selling prices.

     5.  Age and condition of the improvements.

     6.  Amenities and occupancy.

     In our search for comparable sales, we excluded age-restricted communities since they tend to have a less transient occupancy base and typically trade at lower capitalization rates than all age communities. Based on our investigation, the following five sales are the most significant transactions for direct comparison with the subject. All are recent transactions and are indicative of the actions of the manufactured housing community market. Meanwhile, we expanded our sales search geographically in an attempt to provide the most relevant market data to the subject property.

     The sales occurred between March 1997 and January 1999. The properties ranged in size from 185 to 499 spaces. The sale prices, on a per space basis, ranged from $11,676 to $30,862. The Effective Gross Income Multipliers (EGIM) ranged from 4.97 to 7.35 and the indicated overall rates, as previously mentioned, ranged from 8.51% to 9.79%. The following pages detail each of the improved sales, following which we have presented a summary of the pertinent data.

Sale Comparable Number One                                                    71


Coral Lake Mobile Home Park
4701 Lyons Road
Coconut Creek, Broward County, Florida

                             [PHOTO APPEARS HERE]

Sale Date:               March 1997

Property Description
--------------------

Size/Type:               235-space all age manufactured housing community

Utilities:               All Public

Land Description:        Generally level, irregularly shaped 29.25-acre parcel
                         of land with adequate access. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:  Clubhouse, pool, playground and laundry.

Year Built/Condition:    1972/Good

Sale Comparable Number One                                                    72

Income Data
-----------

Annual Occupancy:          95.0% (223 of 255 spaces)

Average Lot Rent:          $363.88

Effective Gross Income:    $1,073,850

Expenses:                  $437,444 (40.7% of the effective gross income)

Net Income:                $636,406

Sale Data
---------

Sale Price:                $6,500,000

Cash Equivalent Price:     $6,500,000

Grantor:                   Whitcomb, Inc.

Grantee:                   Newport Coral Lake Associates, Inc.

Financing Terms:           Cash to Seller.

Sales History
(Past 3 Years):            None

Verification Source:       Lorraine Leithiser, Broker

Date:                      March 17, 1997

Comparison Data
---------------

Sale Price/Space:          $27,660

Effective Gross Income
Multiplier (EGIM):         6.05

Overall Capitalization
Rate (OAR):                9.79%

Comments:                  This good quality all age community is located in
                           northern Broward County.

================================================================================
Location    Access    Visibility   Condition   Amenities  Home Quality   Overall
--------------------------------------------------------------------------------
Similar     Similar   Similar      Similar     Similar    Similar        Similar
================================================================================

Sale Comparable Number Two                                                    73

Imperial Estates Mobile Home Park
5601 North State Road 7
Fort Lauderdale, Broward County, Florida

                             [PHOTO APPEARS HERE]

Sale Date:               June 1998

Property Description
--------------------

Size/Type:               261-space all age manufactured housing community

Utilities:               All Public

Land Description:        Generally level, irregularly shaped, parcel of land
                         with adequate access. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:  Clubhouse, pool, playground and shuffleboard.

Year Built/Condition:    1971/Average

Sale Comparable Number Two                                                    74

Income Data
-----------

Annual Occupancy:          96.9% (253 of 261 spaces)

Average Lot Rent:          $372.00

Effective Gross Income:    $1,091,720

Expenses:                  $357,770 (32.8% of the effective gross income)

Net Income:                $733,950

Sale Data
---------

Sale Price:                $8,000,000

Cash Equivalent Price:     $8,000,000

Grantor:                   Stanley R. Garris

Grantee:                   Halliday Family Corporation

Financing Terms:           Cash to seller.

Sales History
(Past 3 Years):            None noted

Verification Source:       B. J. Liner, Representative of Grantor

Date:                      November 9, 1998

Comparison Data
---------------

Sale Price/Space:          $30,651

Effective Gross Income
Multiplier (EGIM):         7.33

Overall Capitalization
Rate (OAR):                9.17%

Comments:                  This park was converted from an age restricted
                           community to an all age community two years ago and approximately 90% of the residents are senior citizens.

================================================================================
Location    Access     Visibility   Condition   Amenities  Home Quality  Overall
--------------------------------------------------------------------------------
Similar     Similar    Similar      Similar     Similar    Similar       Similar
================================================================================

Sale Comparable Number Three                                                  75

Country Lakes Mobile Home Park
6800 Northwest 39/th/ Avenue
Coconut Creek, Broward County, Florida

                             [PHOTO APPEARS HERE]

Sale Date:               January 1999

Property Description
--------------------

Size/Type:               499-space all age manufactured housing community

Utilities:               All Public

Land Description:        Level 82-acre parcel of land with adequate access and
                         drainage canals. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:  Clubhouse, two swimming pools, shuffleboard, tennis courts, laundry building and playground.

Year Built/Condition:    1970/Good

Sale Comparable Number Three                                                  76

Income Data
-----------

Annual Occupancy:          90.4% (451 of 499 spaces)

Average Lot Rent:          $382.80

Effective Gross Income:    $ 2,026,471

Expenses:                  $758,031 (37.41% of the effective gross income)

Net Income:                $ 1,268,440

Sale Data
---------

Sale Price:                $14,900,000

Cash Equivalent Price:     $14,900,000

Grantor:                   NMG Joint Venture

Grantee:                   Hometown America

Financing Terms:           Cash to Seller.

Sales History
(Past 3 Years):            None

Verification Source:       Rich Cline, Buyer's representative

Date:                      February 1999

Comparison Data
---------------

Sale Price/Space:          $30,862

Effective Gross Income
Multiplier (EGIM):         7.35

Overall Capitalization
Rate (OAR):                8.51%

Comments:                  This all age community has adequate amenities and
                           good access to Interstate 95 and the Florida
                           Turnpike.

===============================================================================
Location    Access    Visibility   Condition   Amenities  Home Quality  Overall
-------------------------------------------------------------------------------
Similar     Similar   Similar      Similar     Superior   Similar       Similar
===============================================================================

Sale Comparable Number Four                                                   77

Village of Tampa
1201 Skipper Road
Tampa, Unincorporated Hillsborough County, Florida

                             [PHOTO APPEARS HERE]

Sale Date:               June 1997

Property Description
--------------------

Size/Type:               463-space all age manufactured housing community

Utilities:               All Public.

Land Description:        Level, irregularly shaped 62.4-acre parcel of land with
                         adequate access.

Improvements/Amenities:  Clubhouse, two pools, playground, basketball court, shuffleboard courts, storage area and lakes.

Year Built/Condition:    1972/Good

Sale Comparable Number Four                                                   78

Income Data
-----------

Annual Occupancy:          90.9%(421 of 463 spaces) at time of sale

Average Lot Rent:          $240.08

Effective Gross Income:    $1,450,044 (Buyer's Pro-forma)

Expenses:                  $763,548 (52.7% of the effective gross income)

Net Income:                $686,496

Sale Data
---------

Sale Price:                $7,200,000

Cash Equivalent Price:     $7,200,000

Grantor:                   Village Tampa Associates, Ltd.

Grantee:                   Brand-Broadway Associates, LP.

Financing Terms:           Cash to seller.

Sales History
(Past 3 Years):            None noted

Verification Source:       Confidential

Date:                      February 1999

Comparison Data
---------------

Sale Price/Space:          $15,551

Effective Gross Income
Multiplier (EGIM):         4.97

Overall Capitalization
Rate (OAR):                9.53%

Comments:                  This is a good quality all age community located in
                           the northern portion of Tampa.

================================================================================
Location   Access     Visibility   Condition   Amenities   Home Quality  Overall
--------------------------------------------------------------------------------
Similar    Similar    Similar      Similar     Superior    Similar       Similar
================================================================================

Sale Comparable Number Five                                                   79

Golden Hills
7865 West Highway 40
Ocala, Unincorporated Marion County, Florida


      ===================================================================

                              Photo Not Available

      ===================================================================

Sale Date:               March 1997

Property Description
--------------------

Size/Type:               185-space all age manufactured housing community

Utilities:               On-site well and wastewater treatment plant.

Land Description:        Level, irregularly shaped 32.11-acre parcel of land
                         with adequate access.

Improvements/Amenities:  Clubhouse, pool and shuffleboard.

Year Built/Condition:    1984/Good

Sale Comparable Number Five                                                   80

Income Data
-----------

Annual Occupancy:          89.2% (170 of 185 spaces) at time of sale

Average Lot Rent:          $159.39

Effective Gross Income:    $325,992 (Buyer's Pro-forma)

Expenses:                  $125,141 (38.4% of the effective gross income)

Net Income:                $200,851

Sale Data
---------

Sale Price:                $2,160,000

Cash Equivalent Price:     $2,160,000

Grantor:                   H & S Real Estate Company, Ltd.

Grantee:                   Lakeworth MHP, Ltd.

Financing Terms:           Cash to seller.

Sales History
(Past 3 Years):            None noted

Verification Source:       Confidential, Owner's Representative

Date:                      May 1, 1997

Comparison Data
---------------

Sale Price/Space:          $11,676

Effective Gross Income
Multiplier (EGIM):         6.63

Overall Capitalization
Rate (OAR):                9.30%

Comments:                  The seller paid for construction of a new clubhouse.

================================================================================
Location    Access    Visibility   Condition  Amenities   Home Quality   Overall
--------------------------------------------------------------------------------
Inferior    Similar   Similar      Similar    Similar     Similar        Similar
================================================================================

                                                        Summary Of Sale Comparables

==================================================================================================================================
No.                    Name/Location              Sale Price/         Total        Price/       Average    E.G.I.M./E.     O.A.R.
                                                   Sale Date         Spaces/       Space       Lot Rent     xpense %
                                                                    Occupancy
----------------------------------------------------------------------------------------------------------------------------------
 1        Coral Lake Mobile Home Park                $ 6,500,000        235/       $27,660     $  363.88     6.05/          9.79%
          4701 Lyons Road                            March 1997        95.0%                                 40.7%
          Coconut Creek,
          Broward County, Florida

----------------------------------------------------------------------------------------------------------------------------------

 2        Imperial Estates Mobile Home Park          $ 8,000,000        261/       $30,651     $  372.00     7.33/          9.17%
          5601 North State Road 7                    June 1998         96.9%                                 32.8%
          Fort Lauderdale,
          Broward County, Florida

----------------------------------------------------------------------------------------------------------------------------------

 3        Country Lakes Mobile Home Park             $15,400,000        499/       $30,862     $  382.80     7.35/          8.51%
          6800 Northwest 39/th/ Avenue               January 1999      90.4%                                 37.4%
          Coconut Creek,
          Broward County, Florida

----------------------------------------------------------------------------------------------------------------------------------

 4        Village of Tampa                           $ 7,200,000        463/       $15,551     $  240.08     4.97/          9.53%
          1201 Skipper Road                          June 1997         90.9%                                 52.7%
          Tampa, Unincorporated
          Hillsborough County, Florida

----------------------------------------------------------------------------------------------------------------------------------

 5        Golden Hills                               $ 2,160,000        185/       $11,676     $  159.39     6.63/          9.30%
          7865 West Highway 40                       March 1997        89.2%                                 38.4%
          Ocala, Unincorporated
          Marion County, Florida

==================================================================================================================================

                      [COMPARABLE SALES MAP APPEARS HERE]

Sales Comparison Approach

     As previously stated, the Sales Comparison Approach involves investigating recent transfers of properties similar to the subject. The properties, which have been compared to the subject, have been discussed below:

     Sale Comparable Number One is Coral Lake Mobile Home Park in Coconut Creek. This 235-space all age community sold for $6,500,000 in March 1997. The price equates to a sale price per space of $27,660. Based on an effective gross income of $1,073,850, the EGIM was 6.05. The expenses represented 40.7% of the effective gross income and the indicated overall capitalization rate was 9.79%, based on a net operating income of $636,406. This community was 95.0% occupied at the time of sale with 223 of the 255 spaces leased.

     Sale Comparable Number Two is Imperial Estates Mobile Home Park in Fort Lauderdale. This 261-space all age community sold for $8,000,000 in June 1998. The price equates to a sale price per space of $30,651. Based on an effective gross income of $1,091,720, the EGIM was 7.33. The expenses represented approximately 32.8% of the effective gross income and the indicated overall capitalization rate was 9.17%, based on a net operating income of $733,950. This community was 96.9% occupied at the time of sale with 253 of the 261 spaces leased.

     Sale Comparable Number Three is Country Lakes Mobile Home Park in Coconut Creek. This 499-space all age community sold in January 1999 for $14,900,000. The price equates to a sale price per space of $30,862. Based on the Buyer's Pro-forma, the effective gross income of $2,026,471 indicated an EGIM was 7.35. The expenses were estimated at 37.4% of the effective gross income and the indicated overall capitalization rate was 8.51%, based on a net operating income of $1,268,440. This community is 90.4% occupied with 451 of the 499 spaces leased.

     Sale Comparable Number Four is Village of Tampa in Tampa. This 463-space all age community sold for $7,200,000 in June 1997. This price equates to a sale price per space of $15,551. Based on the Buyer's Pro-forma the effective gross income of $1,450,044 indicated an EGIM was 4.97. The expenses were estimated at 52.7% of the effective gross income and the indicated overall capitalization rate was 9.53%, based on a net operating income of $686,496. This community was 90.9% occupied at the time of sale with 421 of the 463 spaces leased.

     Sale Comparable Number Five is Golden Hills in Ocala. This 185-space all age community sold for $2,160,000 in March 1997. This price equates to a sale price per space of $11,676. Based on the Buyer's Pro-forma the effective gross income of $325,992 indicated an EGIM was 6.63. The expenses were estimated at 38.4% of the effective gross income and the indicated overall capitalization rate was 9.30%, based on a net operating income of $200,851. This community was 89.2% occupied at the time of sale with 170 of the 185 spaces leased.

     All of the sales were fee simple transactions, with abnormal financing reflected in the cash equivalent price. There were no abnormal sale conditions known to have occurred and all

Sales Comparison Approach

of the sales represent transactions that have taken place over an eighteen-month period, having traded under similar market conditions.

Effective Gross Income Multiplier
---------------------------------

     Other adjustments, typically considered, are location, amenities, age and condition, occupancy, etc., and are reflected in the average lot rent. A tenant is typically willing, absent other factors, to pay more lot rent for a better located, newer community. This also holds true for amenities, age and other factors. The average lot rent reflects, in most cases, the market perception of a property's position in the marketplace. It is also typical that lot rent increases contribute to increases in net operating income. Alternatively, we have employed the effective gross income multiplier (EGIM), in this analysis.

     The Effective Gross Income Multiplier for the comparable sale properties ranged between 4.97 and 7.35. As previously discussed, the EGIM is essentially a function of the average lot rent. The average lot rent is a function of the physical aspects of the property, such as age and condition, location and amenities. EGIM's also reflect the market's perception of the potential for future rent increases.

     The subject is an established, age-restricted community, with a good location and access. There is a history of good occupancy and the property and improvements were observed to be in good overall condition. There is adequate maintenance to maintain the current condition of the community. A rent increase of $11.00 per space went into effect January 1, 2000 and our analysis incorporates this increase. The rent levels have been shown to be within the indicated market range. The expenses at the subject are projected to be 53.26%, which is just above the range of expense ratios for the comparable sales.

     Based on these considerations, we have concluded an EGIM in the lower portion of the indicated range, processing the subject's Effective Gross Income of $672,510 with an EGIM of 5.30.


          $672,510   x   5.30   =   $3,564,303

          Rounded                   $3,600,000

     On a per space basis, our estimate of value is the equivalent of $24,000.

Price Per Space Analysis
------------------------

     Adjustments, typically considered, are location, age and condition, occupancy, etc., and are reflected in the income generating capabilities of a community. A tenant is typically willing, absent other factors, to pay more rent for a better located, newer community with a greater amenity package. Rather than making a subjective percentage adjustment to the per space sales

Sales Comparison Approach

prices, the Net Operating Income/Space (NOI/Space) reflects, in most cases, the market perception of a property's position in the marketplace. Since investors are mainly concerned with cash flow to service debt, the net operating income generating capability of a particular community can be used for comparison purposes. Typically, the higher the NOI/Space for a community, the higher the per space sales price. The subject has a NOI/Space of $1,994.40 in our stabilized analysis. The NOI/Space and the per space sales prices for the comparables are shown on the following table. We then compare the percentage difference between each comparable's NOI/Space and the subject's NOI/Space. For comparables with a higher NOI/Space, a downward adjustment to the per space sales price is made. An upward adjustment is made for a comparable with a lower NOI/Space.

                      NOI/Space and Per Space Sales Price

================================================================================
                COMP 1      COMP 2     COMP 3     COMP 4     COMP 5    SUBJECT
--------------------------------------------------------------------------------
NOI/Space       $ 2,708     $ 2,812    $ 2,542    $ 1,483    $ 1,086   $1,994
--------------------------------------------------------------------------------
Price/Space     $27,660     $30,651    $30,862    $15,551    $11,676     N/A
--------------------------------------------------------------------------------
Percent
Adjustment       -22.62%     -25.48%    -17.56%    +41.33%    +93.02%    N/A
--------------------------------------------------------------------------------
Adjusted
Price/Space     $21,403     $22,842    $25,442    $21,979    $22,536     N/A
================================================================================


     After adjustments, the indicated range is from $21,403 to $25,442 per space. We have concluded towards the lower portion of the range giving equal weight to all of the comparables. We concluded $22,500 per space.

     Thus, 150 Spaces x $22,500/Space is: $3,375,000

     Rounded                              $3,400,000

     This value is slightly lower than the indication from the EGIM method and considered mutually supportive. We have concluded $3,500,000 via the sales comparison approach.

FINAL ESTIMATE OF VALUE
-----------------------

     The two approaches to value applied in the subject analysis yielded these conclusions:

     Income Capitalization Approach                $3,500,000

     Sales Comparison Approach                     $3,500,000

     Depending on the circumstances of an appraisal, the two approaches to value apply to various degrees. The income capitalization approach indicates the amount at which a prudent investor might be interested in acquiring the property. The sales comparison approach reflects demand and reasonable selling price expectancy as evidenced by sales of similar properties.

     In the reconciliation, we reviewed each approach to value (a) to ascertain the reliability of the data and (b) to weight the approach that best represented the actions of typical users and investors in the marketplace.

     The income capitalization approach depends on the principles of substitution and anticipation. This approach postulates that the value of a property derives from the net income the property will produce during its economic life. Investors in the market predicate their decisions on economic factors oriented to the market and concern themselves with net income and its durability. The income capitalization approach synthesizes the capitalized return to, and of, the improvements and to the land. In this case, the availability of sufficient reliable and supportable historical data for the subject, made the income capitalization approach a reliable gage of the market value of the subject.

     The sales comparison approach uses a number of value indicators, both physical and economic, including investors' strategies and attitudes reflected in documented market transactions. The principle of substitution is the basis of this approach, which states that a prudent investor will pay no more to buy a property than the cost to buy a comparable substitute property. In the valuation of the subject property, the sales comparison approach was considered reliable. Given the relative homogeneity of the locations, the availability of market data, we have emphasized this approach in the valuation.

     The two approaches reflect the same value. Our estimate of value has been based on the Income Approach, as buyers are most concerned with cash flow to service debt. Our opinion of the market value of the subject property, based on a reasonable exposure period of six months, as of May 1, 2000 is:

                - THREE MILLION FIVE HUNDRED THOUSAND DOLLARS -

                                 ($3,500,000)

CERTIFICATION
-------------

We certify that, to the best of our knowledge and belief:

     .    The statements of fact in this report are true and correct.

     . The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, impartial and unbiased professional analyses, opinions, and conclusions.

     . We have no present or prospective interest in the property that is the subject of this report, and no personal interest with respect to the parties involved.

     . We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

     . Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

     . Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

     . Our analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

     . The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     . As of the date of this report, John H. Whitcomb, MAI, CCIM has completed the requirements under the continuing education program of the Appraisal Institute.

     . John H. Whitcomb, MAI, CCIM and William G. Trask have made a personal inspection of the property that is the subject of this report.

     . No one provided significant professional assistance to the persons signing this report.

     . We are in compliance with the competency provisions of the Uniform Standards of professional Appraisal Practice of the Appraisal Foundation.

     . This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan.

/s/ John H. Whitcomb  JAG           /s/ William G. Trask  JAG
------------------------------      ----------------------------
John H. Whitcomb, MAI, CCIM         William G. Trask
St. Cert. Gen. REA #0001234         St. Cert. Gen. REA #0002347

ASSUMPTIONS AND LIMITING CONDITIONS
-----------------------------------

     The primary assumptions and limiting conditions pertaining to the conclusion in this report are summarized below.

To the best of our knowledge and belief, the statements of facts contained in the appraisal report, upon which the analysis and conclusion expressed are based, are true and correct. Information, estimates and opinions furnished to us and contained in the report or utilized in the formation of the value conclusion were obtained from sources considered reliable and believed to be true and correct. However, no representation, liability or warranty for the accuracy of such items is assumed by or imposed on us, and is subject to corrections, errors, omissions and withdrawal without notice.

The legal description of the appraised property, as exhibited in the report is assumed correct.

The valuation may not be used in conjunction with any other appraisal or study. The value conclusion stated in this appraisal is based on the program of utilization described in the report, and may not be separated into parts. The appraisal was prepared solely for the purpose and party so identified in the Purpose and Function. The appraisal report may not be reproduced, in whole or in part, and the findings of the report may not be utilized by a third party for any purpose, without the written consent of Whitcomb Real Estate.

No change of any item in any of the appraisal report shall be made by anyone other than Whitcomb Real Estate and we shall have no responsibility for any such unauthorized change.

The property has been appraised as though free and clear of mortgages, liens, leases, servitudes and encumbrances, except as may be described in the appraisal.

We are not required to give testimony or be in attendance at any court or administrative proceeding with reference to the property appraised unless additional compensation is agreed to and prior arrangements have been made.

Unless specifically stated, the value conclusion contained in the appraisal applies to the real estate only, and does not include personal property, machinery and equipment, trade fixtures, business value, goodwill or other non-realty items. Income tax considerations have not been included or valued unless so specified in the appraisal. We make no representations as to the value changes, which may be attributed to such considerations.

Neither all nor any part of the contents of the report shall be disseminated or referred to the public through advertising, public relations, news or sales media, or any other public means of communication or referenced in any publication, including any private or public offerings including buy not limited to those filed with Securities and Exchange Commission or other governmental agency, without the prior written consent and approval of and review by Whitcomb Real Estate.

Assumptions and Limiting Conditions

In completing the appraisal, it is understood and agreed that the report are not now intended, and will not be used in connection with a real estate syndication.

Good and marketable title to the interest being appraised is assumed. We are not qualified to render an "opinion of title," and no responsibility is assumed or accepted for matters of a legal nature affecting the property being appraised. No formal investigation of legal title was made, and we render no opinion as to ownership of the property or condition of its title.

Unless otherwise noted in the appraisal, it is assumed that there are no encroachments, zoning, building, fire or safety code violations, or restrictions of any type affecting the subject property. It is assumed that the property is in full compliance with all applicable federal, state, local and private codes, laws, consents, licenses and regulations, and that all licenses, permits, certificates, approvals, franchises, etc. have been secured and can be freely renewed and/or transferred to a purchaser.

It is assumed that the utilization of the land and any improvements are within the boundaries or property lines of the property described, and that there are no encroachments, easements, trespass, etc., unless noted within the report. We have not made a survey of the property, and no responsibility is assumed in connection with any matter that may be disclosed by a proper survey. If a subsequent survey should reflect a differing land area and/or frontages, we reserve the right to review our final value estimate.

All maps, plats, building diagrams, site plans, floor plans, photographs, etc. incorporated into the appraisal are for illustrative purposes only, to assist the reader in visualizing the property, but are not guaranteed to be exact. Dimensions and descriptions are based on public records and/or information furnished by others and are not meant to be used as a reference in legal matters of survey.

Management is assumed to be competent, and the ownership to be in responsible hands. The quality of property management can have a direct effect on a property's economic viability and value. The financial projections contained in the appraisal assumes both responsible ownership and competent management. Any variance from this assumption could have a significant impact on the final value estimate.

We assume that there are no hidden or unapparent conditions of the property's soil, subsoil or structures, which would render them more or less valuable. No responsibility is assumed for such conditions, or for engineering which might be required to discover such factors. Detailed soil studies were not made available to us, so statements regarding soil qualities, if made in the report, are not conclusive but have been considered consistent with information available to us and provided by others. In addition, unless stated otherwise in the appraisal, the land and soil of the area under appraisement appears firm and solid, but the appraisal does not warrant this condition.

The appraisal report covering the subject property is limited to surface rights only, and does not include any inherent subsurface or mineral rights.

The appraisal is made for valuation purposes only. It is not intended nor to be construed to be an engineering report. We are not qualified as structural or environmental engineers, therefore we are not qualified to judge the structural and environmental integrity of the improvements, if any. Consequently, no warranty, representations or liability are assumed for the structural soundness, quality, adequacy or capacities of said improvements and utility services, including the construction materials, particularly the roof, foundations, and equipment, including the HVAC systems, if applicable. Should there be any

Assumptions and Limiting Conditions

question concerning same, it is strongly recommended that an Engineering/Construction/Environmental inspection be obtained. The value estimate stated in this appraisal, unless noted otherwise, is predicated on the assumption that all improvements, equipment and building services, if any, are structurally sound and suffer no concealed or latent defects or inadequacies other than those noted in the appraisal.

Any proposed construction or rehabilitation referred to in the appraisal report is assumed to be completed within a reasonable time and in a workmanlike manner according to or exceeding currently accepted standards of design and methods of construction.

Any areas or inaccessible portions of the property or improvements not inspected are assumed to be as reported or similar to the areas, which are inspected.

Unless specifically stated in the report, we found no obvious evidence of insect infestation or damage, dry or wet rot. Since a thorough inspection by a competent inspector was not performed for us, the subject improvements, if any, is assumed to be free of existing insect infestation, wet rot, dry rot, and any structural damage which may have been caused by pre-existing infestation or rot which was subsequently, treated.

In the appraisal assignment, the existence of potentially hazardous material used in the construction, maintenance or servicing of the improvements, such as the presence of urea-formaldehyde foam insulation, asbestos, lead paint, toxic waste, underground tanks, radon and/or any other prohibited material or chemical which may or may not be present on or in the subject property, was, unless specifically indicated in the report, not observed by us, nor do we have any knowledge of the existence of such materials on or in the property. We, however, are not qualified to detect such substances. The existence of these potentially hazardous materials may have a significant effect on the value of the property. The client is urged to retain an expert in this field, if desired. The value conclusion assumes the property is "clean" and free of any of these adverse conditions unless notified to the contrary in writing.

No effort has been made to determine the possible effect, if any, on the subject property of energy shortages or present or future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

We take no responsibility for any events, conditions or circumstances affecting the subject property or its value, that take place subsequent to either the effective date of value cited in the appraisal or the date of our field inspection, which ever occurs first.

The estimates of value stated in this appraisal apply only to the effective dates of value stated in the report. Value is affected by many related and unrelated economic conditions within a local, regional, national and/or worldwide context, which might necessarily affect the prospective value of the subject property. We assume no liability for an unforeseen change in the economy, or at the subject property, if applicable.

We believe that the underlying assumptions and current conditions provide a reasonable basis for the value estimate stated in this appraisal. However, some assumptions or projections inevitably will not materialize and unanticipated events and circumstances may occur during the forecast period. These could include major changes in the economic environs; significant increases or decreases in current

Assumptions and Limiting Conditions

mortgage interest rates and/or terms or availability of financing altogether; property assessment; and/or major revisions in current state and/or federal tax or regulatory laws. Therefore, the actual results achieved during the projected holding period and investor requirements relative to anticipated annual returns and overall yields could vary from the projection. Thus, variations could be material and have an impact on the individual value conclusion stated herein.

The Americans with Disabilities Act (ADA) became effective January 26, 1992. The appraiser has not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since the appraiser has no direct evidence relating to this issue, possible noncompliance with the requirements of ADA was not considered in estimating the value of the property.

                                    ADDENDA

                            PROFILES OF APPRAISERS

                             PROFILE OF APPRAISER

                          JOHN H. WHITCOMB, MAI, CCIM
                          St.Cert. Gen. REA #0001234

REAL ESTATE EXPERIENCE
----------------------

Owner
Whitcomb Real Estate
Tampa, FL

     Specialize in complex real estate valuations and consulting projects. Property types include manufactured home communities, recreational vehicle parks, self-storage facilities, hotels, manufacturing plants, office buildings, retail buildings and other types of commercial establishments as well as special use facilities. Mr. Whitcomb is active in the ownership and management of seven manufactured home communities throughout Florida. January 1996 to present.

Partner
Chartwell Advisory Group, Ltd.
Tampa, FL

     Supervised complex real estate valuations and property tax consulting projects. Responsibilities included management of all technical staff members throughout the country. Property types included manufactured home communities, recreational vehicle parks, hotels, large manufacturing plants, office buildings and retail buildings. April 1993 to January 1996.

Senior Appraiser
Marshall and Stevens, Inc.
Philadelphia, PA and Tampa, FL

     Specialized in preparing appraisals for land and buildings in industrial, commercial and residential uses. Performed appraisals for purposes of sale/purchase, property tax appeals, syndication, financing and allocation of purchase price. September 1985 to March 1990, and June 1992 to April 1993.

Vice President
Strategis Asset Valuation & Management, Inc.
Tampa, FL

     Prepare appraisals and feasibility studies on complex commercial properties. Performed appraisals for purposes of sale/purchase, property tax appeals, financing and allocation of purchase price. March 1990 to May 1992.
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Profile of Appraiser                                                           2

PROFESSIONAL AFFILIATIONS
-------------------------

MAI, Member Appraisal Institute

CCIM, Certified Commercial Investment Member Commercial Investment Real Estate Institute

State Certified General Real Estate Appraiser
Florida #0001234

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Manufactured Home Communities
-----------------------------
Akers Away                    West Palm Beach, FL          Lakeside                 Douglasville, GA
Alafia Riverfront             Gibsonton, FL                Lakewood                 Denton, TX
Alpine Village                Sebring, FL                  Lantana Cascade          Lantana, FL
Arbor Oaks                    Zephyrhills, FL              Long Lake Village        West Palm Beach, FL
Blue Heron                    Clearwater, FL               Marlboro Court           West Palm Beach, FL
Bradenton Trailer Park        Bradenton, FL                MH Country Club          Oakland Park, FL
Carefree Village              Tampa, FL                    Mission                  El Paso, TX
Carolina Village              Concord, NC                  Moultrie Oaks            St. Augustine, FL
Casa del Monte                West Palm Beach, FL          Oak Point                Titusville, FL
Chateau Forest                Seffner, FL                  Orange Manor East        Winter Haven, FL
Chateau Village               Bradenton, FL                Palm Breezes Club        Lantana, FL
Cloverleaf                    Brooksville, FL              Palm Ridge               Leesburg, FL
Colonial Coach                Greenacres City, FL          Panama City Estates      Panama City, FL
Coquina Crossing              St. Augustine, FL            Plantation Estates       Seffner, FL
Coral Lake                    Coconut Creek, FL            Portside                 Jacksonville, FL
Country Club Estates          Venice, FL                   Ridgecrest               Fort Pierce, FL
Dessau                        Austin, TX                   San Souci                North Fort Myers, FL
Foxcroft Village              Loch Sheldrake, NY           Scenic View              Lakeland, FL
Foxwood Estates               Lakeland, FL                 Seminole                 St. Petersburg, FL
Franklin Estates              Murfreesboro, TN             Shangri La               Largo, FL
Gardens of Manatee            Parrish, FL                  Southwinds               Lakeland, FL
A Garden Walk                 West Palm Beach, FL          St. Lucie Village        Okeechobee, FL
The Groves                    Orlando, FL                  Sunrise Village          Cocoa Beach, FL
Gwinnett Estates              Snellville, GA               Sunshine                 Lake Worth, FL
Harmony Ranch                 Thonotosassa, FL             Tall Pines               Fort Pierce, FL
Holiday Ranch                 West Palm Beach, FL          Tara                     Jonesboro, GA
Holiday Plaza                 West Palm Beach, FL          Twin Shores              Longboat Key, FL
Holland                       Fort Lauderdale, FL          Valley Pines             El Paso, TX
Kings and Queens              Lakeland, FL                 Village Glen             Melbourne, FL

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Profile of Appraiser                                                        3

Recreational Vehicle Parks
--------------------------

Avalon RV Park             Clearwater, FL        Pioneer Creek               Bowling Green, FL
Camp Inn                   Frostproof, FL        Rainbow Village             Clearwater, FL
Forest Lake Village        Zephyrhills, FL       Space Coast RV Resort       Rockledge, FL
Hide Away                  Ruskin, FL            Sunshine RV                 Vero Beach, FL
Holiday RV Resort          Leesburg, FL          Topics                      Hudson, FL
Horizon RV Park            Davenport, FL         Twelve Oaks                 Sanford, FL
Key RV Park                Marathon, FL          Village Park                Orange City, FL

Self-Storage Facilities
-----------------------

Affordable Self Storage    Loganville, GA        Orange Avenue               Tallahassee, FL
Alpine Self Storage        Rockford, IL          Plantation Xtra Storage     Plantation, FL
Baytree Self Storage       Valdosta, GA          St. Augustine Self Storage  St. Augustine, FL
Budget Self Storage        Sterling, VA          Southern Self Storage       Riviera Beach, FL
Delray Mini Storage        Delray Beach, FL      Storage Express             Lauderhill, FL
Edison Lock Up             Edison, NJ            Valdosta Self Storage       Valdosta, GA
Extra Space                Lauderhill, FL        Extra Space                 Orlando, FL
Howell Self Storage        Howell, NJ            Your Extra Attic            Duluth, GA
Hyde Park Storage          Tampa, FL             Your Extra Attic            Norcross, GA
Jacksonville Storage       Jacksonville, FL      Your Extra Attic            Stockbridge, GA
Okeechobee Storage         Hialeah Gardens, FL   Your Extra Attic            Winters Chapel, GA

Hotels/Resorts
--------------

Canyon Ranch in the Berkshires                   Howard Johnson Maingate
Comfort Inn Kissimmee                            Hyatt On Union Square
Comfort Suites Asheville                         Hyatt Orlando
Embassy Suites Boca Raton                        Hyatt Wilshire
Hotel Nikko San Francisco                        Hyatt Regency Houston
Hilton Southwest Freeway Houston                 La Samanna
Hollywood Beach Hilton                           Ramada Resort Maingate
Holiday Inn Gainesville                          Westin Washington, D. C.

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Profile of Appraiser                                                           4

Financial
---------

Belgravia Capital                            Heller Financial
Bloomfield Acceptance Company                Household Finance Corporation
Chase Manhattan Bank                         Irving Leasing Corporation
Chrysler Capital Corporation                 Mfd. Housing Community Bankers
Citicorp Real Estate                         Mellon Bank
Collateral Mortgage                          Morgan Stanley
CoreStates Financial Corporation             NationsBank
Credit Suisse First Boston                   Nomura Securities
FINOVA Capital                               Pacificorp Financial Services
First Union Corporation                      PACTEL Finance
GE Capital                                   Society National Bank
Goldman Sachs                                Sun America Insurance
Greentree Financial                          Union Capital

Real Estate/Real Estate Investment
----------------------------------

W.P. Carey & Company, Inc.                   LaSalle Partners
Chateau Communities                          Las Colinas Corporation
Continental Communities                      Metropolitan Life
Delaware North Companies                     MHC
Dillon Read Real Estate Inc.                 National Home Communities
Drexel Burnham Lambert Realty, Inc.          Pitney Bowes Credit Corp.
First Boston Corporation                     Salomon Brothers, Inc.

EDUCATIONAL BACKGROUND
----------------------

University of Florida, B.A.

College of William and Mary, M.B.A.

American Institute of Real Estate Appraisers

The Appraisal Institute

Commercial Investment Real Estate Institute


PUBLICATIONS
------------

     Mr. Whitcomb has authored an article on ad valorem taxes and cogeneration facilities for Cogeneration and Resource Recovery magazine.
                    ----------------------------------

TESTIMONY
---------

     Mr. Whitcomb has presented expert testimony in United States Tax Court.

                             PROFILE OF APPRAISER

                               WILLIAM G. TRASK
                          St.Cert. Gen. REA #0002347

REAL ESTATE APPRAISAL EXPERIENCE
--------------------------------

Appraiser
Whitcomb Real Estate
Tampa, FL

          Specializing in real estate valuations and consulting projects for lending institutions, public and private corporations and individuals, for a variety of uses. Property types appraised include manufactured housing communities, recreational vehicle parks, manufacturing plants, office buildings, apartment complexes, retail properties and other types of commercial establishments. February 1998 to Present.

     Appraiser
     Atlas Real Estate Group, Inc.
     Tampa, FL

          Specialized in real estate condemnation valuations and related studies. Property types appraised include agricultural, industrial, residential, office buildings, retail properties and other types of commercial land and establishments. August 1991 to January 1998.

PROFESSIONAL AFFILIATIONS
-------------------------

     State Certified General Real Estate Appraiser
     Florida #0002347
     Georgia #CG007464

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Manufactured Home Communities
-----------------------------

A Garden Walk       Palm Beach Gardens, FL     Honeymoon Park          Dunedin, FL
Bear Creek          Ormond Beach, FL           La Buona Vita           Port St. Lucie, FL
Bonfire             Leesburg, FL               Lincolnshire            Largo, FL
Briarwood           Lake Worth, FL             Meadowbrook             Lakeland, FL
Camelot East        Sarasota, FL               Mobiland By The Sea     Melbourne, FL
Camelot Lakes       Sarasota, FL               Oak View                Arcadia, FL
Carefree Village    Tampa, FL                  Palmetto                Hallandale, FL
Clover Leaf         Brooksville, FL            Plaza                   Bradenton, FL
Coquina Crossing    St. Augustine, FL          Ranchero Village        Largo, FL

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Profile of Appraiser                                                         2
William G. Trask

Manufactured Home Communities (Cont.)
-------------------------------------

Country Club Estates      Venice, FL                River Bay                  Tampa, FL
Country Lakes             Coconut Creek, FL         Riverview                  Micco, FL
Country Life              Leesburg, FL              Serendipity                Clearwater, FL
Crystal River Village     Crystal River, FL         Southern Acres             St. Cloud, FL
Diamond Point             Leesburg, FL              Spanish Trails             Zephyrhills, FL
Friendly Village          Sellersburg, IN           Sun Village                Largo, FL
Hammock Lake              Fort Meade, FL            Sundance                   Zephyrhills, FL
Heron Cay                 Vero Beach, FL            Sunshine Village           Lake Worth, FL
Hibiscus                  Mount Dora, FL            Tall Pines                 Fort Pierce, FL
Hidden Village            St. Petersburg, FL        Tanglewood                 Fort Pierce, FL
High Point                Clearwater, FL            Vero Palms                 Vero Beach, FL

Recreational Vehicle Parks
--------------------------

Lazy Lakes RV             Sugarloaf Key, FL         Ridgecrest RV              Leesburg, FL
Lions Lair RV             Marathon, FL              Sunshine RV                Vero Beach, FL
Pioneer Village           North Fort Myers, FL      Topics RV                  Spring Hill, FL

Other
-----

ABC Pizza House           Tampa, FL                 Fabian Enterprises         Tampa, FL
Blakie's Restaurant       Tampa, FL                 Florida Power & Light      St. Petersburg, FL
Breed Automotive          Lakeland, FL              Mobil Oil                  Lakeland, FL
Discount Auto Parts       Lakeland, FL              Pier 1 Imports             Hoover, AL
Discount Auto Parts       Sarasota, FL              Pizza Hut                  Brandon, FL
Discount Auto Parts       Land O' Lakes, FL         Pizza Hut                  Lakeland, FL

Financial
---------

Belgravia Capital                                   Heller Financial
Collateral Mortgage, Ltd.                           Lehman Brothers
Executive Commercial Funding                        NationsBank
First Federal Savings Bank, Leesburg, FL            Republic Bank, Port Richey, FL
First National Bank, St. Lucie, FL                  Signature Financial Services, Inc.
First Union National Bank                           Union Capital Investments, LLC
GE Capital Corporation                              United Southern Bank, Eustis, FL
Greentree Financial

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Profile of Appraiser                                                           3
William G. Trask

Real Estate/Real Estate Investment
----------------------------------

Continental Communities                         National Home Communities
Martin Newby Management                         Pacific Life
Munao Partnership                               Windsor Corporation

EDUCATIONAL BACKGROUND
----------------------

  Florida State University
  University of South Florida
  Edison Community College
  Hillsborough Community College
  Appraisal Institute
  International Right of Way Association